Filed Pursuant to Rule 424(b)(3)

File No. 333-205730

Content Checked Holdings, Inc.

Prospectus

8,331,808 Shares

Common Stock

This prospectus relates to the sale of up to 8,331,808 shares of our common stock, par value $0.001 per share, by the selling stockholders of Content Checked Holdings, Inc., a Nevada corporation, listed in this prospectus. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on OTCQB under the symbol “CNCK.” On October 2, 2015, the last reported sale price for our common stock was $0.63 per share.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 15, 2015.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements.

Unless the context indicates otherwise, all references in this registration statement to “Content Checked Holdings,” the “Company,” “we,” “us” and “our” refer to Content Checked Holdings, Inc., and its wholly-owned consolidated subsidiary, Content Checked, Inc.; and references to “Content Checked” refer to Content Checked, Inc.

Overview

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. The Company believes it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. The Company has unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015 the Company released its smartphone application Sugar Checked (Sugarcheckedsm). The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Organizational History

Content Checked is a Wyoming corporation formed July 19, 2013 (“Content Checked”). Content Checked is a family of smartphone applications designed for people with dietary restriction, those who care for them, and organizations that cater for them. Content Checked is building a revolutionary digital marketplace these people and organizations.

Content Checked’s fiscal year end is March 31. Content Checked has no subsidiaries. Our principal executive office is located at 8730 Sunset Blvd., Suite 240, West Hollywood, California 90069. Our website address is www.Content Checked.com.

On December 18, 2014, (i) we changed our name to Content Checked Holdings, Inc., and (ii) we increased our authorized capital stock from 75,000,000 shares of common stock, par value $0.001, to 250,000,000 shares of common stock, par value $0.001 (the “common stock”), and 10,000,000 shares of “blank check” preferred stock, par value $0.001.

On January 26, 2015, we completed a 2.44-for-1 forward split of our common stock, with the result that the 12,530,000 shares of our Common Stock outstanding immediately prior to the stock split became 30,573,202 shares of our common stock outstanding immediately thereafter.

On April 17, 2015, our wholly owned subsidiary, Content Checked Acquisition Corp., a corporation formed in the State of Wyoming (“Acquisition Sub”), merged (the “Merger”) with and into Content Checked. Content Checked was the surviving corporation in the Merger and became our wholly owned subsidiary. All of the outstanding Content Checked stock was converted into shares of our common stock, as described in more detail below. As a result of the Merger, we discontinued our pre-Merger business and acquired the business of Content Checked to develop, market and sell a smartphone application designed for use by those who suffer from food allergies and intolerances. Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, we transferred all of our pre-Merger operating assets and liabilities to our wholly-owned special-purpose subsidiary, Vesta International Split Off Corp., a Nevada corporation (“Split-Off Subsidiary”). Thereafter, pursuant to the Split-Off Agreement, we transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Mr. Yan Wang, our pre-Merger majority stockholder, and our former sole officer and sole director (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 24,400,000 shares of our common stock held by Yan Wang (which were cancelled and will resume the status of authorized but unissued shares of our common stock) and (ii) certain representations, covenants and indemnities.

At the closing of the Merger, each of the 1,000,000 shares of Content Checked’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 24 shares of our common stock. As a result, an aggregate of 24,000,000 shares of our common stock were issued to the holders of Content Checked’s stock.

Between August 2014 and April 2015, Content Checked offered and sold in a series of private placement to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

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Additionally, on May 5, 2014, Content Checked offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015, subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of Content Checked. This security interest terminated upon conversion of the Secured Bridge Note.

Upon the closing of the Merger and the PPO, the outstanding aggregate principal amount of the Unsecured Bridge Notes and Secured Bridge Note was automatically converted into shares of our common stock (as described below under “The Private Placement Offering”) at a conversion price of $0.45 and $0.40 per share, respectively. Accordingly, we issued 3,341,000 and 625,000 shares of our common stock as a result of the conversion of the Unsecured Bridge Notes and Secured Bridge Note, respectively.

Concurrently with the closing of the Merger we held a closing of our PPO in which it sold $166,700 of shares of our common stock at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted common stock.

Purchasers of the restricted shares of our common stock have weighted average anti-dilution protection with respect to the shares of our common stock purchased by them in the PPO if within 24 months after April 17, 2015 we shall issue additional shares of our common stock or common stock equivalents (subject to customary exceptions) for consideration per share less than $0.50. The aggregate gross proceeds of the PPO were $1,920,150 (including the aggregate principal amount of Unsecured Bridge Notes and Secured Bridge Notes converted as part of the PPO and before deducting expenses of the offering, estimated at approximately $125,000).

The PPO was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D and/or Regulation S promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D, and/or foreign investors in compliance with Regulation S.

The closing of the PPO and the closing of the Merger were conditioned upon each other. In connection with the PPO we did not pay any finders fees or placement agent commissions.

The Merger was accounted for as a “reverse merger,” and Content Checked was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will were reflected in the financial statements prior to the Merger are those of Content Checked and will be recorded at the historical cost basis of Content Checked, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Content Checked, historical operations of Content Checked and operations of our Company and our subsidiaries from the closing date of the Merger. As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of our Company occurred as of the date of consummation of the Merger.

We continue to be a “smaller reporting company,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger. We believe that as a result of the Merger, we ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

See “Certain Relationships and Related Party Transactions” below for more information about the Merger and related transactions.

Additionally, on September 3, 2015, we completed a private placement offering of our securities (the “Offering”) to a certain investor for total gross proceeds of $4,500,000. The securities consisted of (i) 8% senior secured convertible debenture due July 1, 2017 in the principal amount of $5,040,000, (ii) warrants to purchase approximately 6,300,000 shares of our common stock, which are exercisable at $0.96 per share, and (iii) warrants to purchase approximately 6,300,000 shares of our common stock (the “B Warrants”), which are exercisable at $0.80 per share. As long as all Debenture payments are made on time, the B Warrants will be surrendered by the Investor. The net proceeds of the Offering will be used for general working capital. For more information on the Offering and the terms of the securities sold in the Offering, please see below under section captioned “Description of Securities — Other Convertible Securities.”

Capital Needs

With the capital raised to date as described above, we believe we have funding to implement our business plan, support operations and meet current obligations for at least the next 18 months. We will determine when and if to proceed with any additional financing in the future, and there can be no assurance financing will be available to us when required on acceptable terms or at all.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 8,331,808 shares of our common stock. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

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Selected Risks Associated With an Investment in Shares of Our Common Stock

An investment in shares of our common stock is highly speculative and is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

●	We have a limited operating history upon which investors can evaluate our future prospects.

●	Our products may not be accepted in the market.

●	We may be subject to governmental regulations relating to the use, labeling and marketing of Content Checked’s products.

●	We may be unable to manage our growth and entry into new business areas.

●	We have a history of losses and we may not achieve or sustain profitability in the future.

●	If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

●	You could lose all of your investment.

●	You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

●	There currently is a very limited market for our common stock and there can be no assurance that a consistent trading market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

Corporate Information

Our principal executive office is located at 8730 Sunset Blvd, Suite 240, West Hollywood, California 90069. Our telephone number is 1-424-205-1777. Our website address is www.contentchecked.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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THE OFFERING

Common stock currently outstanding	35,785,658 shares (1)

Preferred stock currently outstanding	None

Common stock offered by the Company	None

Common stock offered by the selling stockholders	8,331,808 shares

Use of proceeds	We will not receive any of the proceeds from the sales of our common stock by the selling stockholders.

OTC Markets symbol	CNCK

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1) As of October 2, 2015.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of commercially viable pharmaceuticals, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

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RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

Risks Related to Our Business and the Industry in Which We Operate

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating histories upon which an evaluation of our business plan or performance and prospects can be made. Indeed, Content Checkedsm mobile application was launched in June of 2014. Our business and prospects must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that, we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If we are unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

Given the limited operating history, management has little basis on which to forecast future demand for Content Checked’s products from its existing customer base, much less new customers. Our current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new and its market has not been developed. If our forecasts prove incorrect, our business, operating results and financial condition will be materially and adversely affected. Moreover, we may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect our business, financial condition and operating results.

The industries in which we operate are highly competitive and subject to technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The food allergy industry is characterized by intense competition and rapid technological change, and we will face competition across Content Checked’s product lines and in each market in which our products are sold on the basis of product features, functionality and accuracy, outcomes, price, services and other factors. Competitors may include Food Guard Inc., Food Angle Inc., and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position depends on multiple, complex factors, including our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative food allergy results in a speedier or more effective fashion. The development of new or improved products, processes or technologies by other companies may render Content Checked’s products or proposed products obsolete or less competitive. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances, and upon our ability to successfully implement our marketing strategies and execute our research and development plan.

Our mobile applications may not be accepted in the market.

We cannot be certain that our current mobile application or any other mobile applications we may develop or market will achieve or maintain market acceptance. Market acceptance of our mobile applications depends on many factors, including our ability to convince key opinion leaders to provide recommendations regarding our mobile applications, convince users that our technology is an attractive alternative to other technologies, supply and service mobile quality, user friendly and user widely adopted mobile applications directly or through marketing alliances, and price mobile applications competitively in light of the current tech, mobile applications and macroeconomic environment, which, particularly in the case of the healthy industry, are becoming increasingly price sensitive.

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If we are unable to provide content and services that attract users to our Content Checkedsm application on a consistent basis, our may never materialize, and sponsorship revenue could be reduced.

We believe that the users of Content Checkedsm application have numerous other online and offline sources of allergy information and related services. Our ability to compete for user traffic on our public portals depends upon our ability to make available a variety of health, wellness and medical content, decision-support applications and other services that meet the needs of a variety of types of users, including consumers, physicians and other healthcare professionals, with a variety of reasons for seeking information. Our ability to do so depends, in turn, on:

●	our ability to hire and retain and grow product database;

●	our ability to license quality content from third parties; and

●	our ability to monitor and respond to increases and decreases in user interest in specific topics.

If consumers and healthcare professionals do not perceive our content, applications and tools to be useful, reliable and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement with our allergy information services. We cannot assure you that we will be able to continue to develop or acquire needed content, applications and tools at a reasonable cost. In addition, since consumer users of our public portals may be attracted to Content Checked as a result of a specific condition or for a specific purpose, it is difficult for us to predict the rate at which they will return to our public portals. Because we generate revenue by, among other things, selling sponsorships of specific products on Content Checkedsm application, a decline in user traffic levels or a reduction in the number of pages viewed by users could cause our revenue to decrease and could have a material adverse effect on our results of operations.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact offerings in our product portfolios.

Our long-term success largely depends on our ability to market technologically competitive mobile applications. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our mobile applications. Also, our currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The industries in which Content Checkedsm operates including, in particular, the food allergy detection industry, are characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category and could have a material adverse effect on our business, cash flows, financial condition or results of operations.

We could be subject to governmental regulations relating to the use, labeling and marketing of Content Checked’s products.

Based on current U.S. Food and Drug Administration (the “FDA”) guidelines, Content Checked believes that it is currently not subject to any regulation by the FDA. However, Content Checked’s technology products and operations could be subject to regulation by the FDA, the European Union and other governmental authorities in the future. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution and market surveillance that could eventually apply to the use of our products.

We face significant competition for our allergy information products and services.

The markets for healthcare information products and services are intensely competitive, continually evolving and, in some cases, subject to rapid change.

●	Content Checked faces competition from numerous other companies, both in attracting users and in generating revenue from advertisers and sponsors. We compete for users with Websites and mobile applications that provide health-related information, including both commercial ones and not-for-profit ones. We compete for advertisers and sponsors with: allergy-related Websites and mobile applications; general interest consumer Websites that offer specialized health sub-channels or functions; other high-traffic Websites that include both healthcare-related and non-healthcare- related content and services, including social media Websites; search engines that provide specialized health search; and advertising networks that aggregate traffic from multiple sites. Content Checked also faces competition from traditional media and offline publications and information services.

●	Our Content Checked private portals compete with: providers of healthcare decision-support tools and online health management applications, including personal health records; wellness and allergy management vendors; and health information services and health management offerings of healthcare benefits companies and their affiliates.

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Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations. In addition, we expect that competitors will continue to enter these markets. The competition we face for our services may result in fewer or smaller customer commitments or pressure to reduce prices, which could reduce our profit margins.

There are low barriers to entry, and we expect that competition will possibly intensify in the future. We believe that numerous factors, including price, client base, brand name, and general economic trends (particularly unfavorable economic conditions adversely affecting consumer investment), will affect our ability to compete successfully. Our competitors include companies that could have substantially greater market presence and financial, technical, marketing and other resources than we do. There can be no assurance that we will be have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Increased competition could result in significant price competition, which in turn could result in lower revenues, which could materially adversely affect our potential profitability.

Failure to enhance the analytic capabilities we use to demonstrate the value of our services to advertisers and sponsors could adversely affect our ability to market our services.

We are working to enhance the analytic capabilities we use to demonstrate to advertisers and sponsors how promotional strategies implemented through Content Checked impact physician and consumer behaviors and preferences. Our ability to demonstrate the value of advertising and sponsorship on Content Checked will depend, in part, on the accuracy of our analytics and measurement capabilities, on our ability to develop reporting tools using the capabilities and our ability to further improve such capabilities and tools. If we are unable to enhance our analytic capabilities, it could adversely affect our ability to market our services and we may lose business to competitors even if our advertising and sponsorship services are superior to theirs.

Developing and implementing new and updated features and services for our public and private portals and our mobile applications may be more difficult than expected, may take longer and cost more than expected, and may not result in sufficient increases in revenue to justify the costs.

Attracting and retaining users of our public portals and our mobile application and clients for our private portals requires us to continue to improve the technology underlying those portals and applications and to continue to develop new and updated features and services for those portals and applications. If we are unable to do so on a timely basis or if we are unable to implement new features and services without disruption to our existing ones, we may lose potential users and clients.

We rely on a combination of internal development, strategic relationships, developing our portals, mobile application and related features and services. Our development and/or implementation of new technologies, features and services may cost more than expected, may take longer than originally expected, may require more testing than originally anticipated and may require the acquisition of additional personnel and other resources. There can be no assurance that the revenue opportunities from any new or updated technologies, applications, features or services will justify the amounts spent.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of food allergy technology entails the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our products, cause a significant financial burden on our Company, or both, which in either case could have a material adverse effect on our business and financial condition.

Content Checked’s advertising and sponsorship revenue may vary significantly from quarter to quarter and its amount and timing may be subject to factors beyond our control, including regulatory changes.

Content Checked’s advertising and sponsorship revenue may vary significantly from quarter to quarter due to a number of factors, many of which are not within our control, and some of which may be difficult to forecast accurately, including potential effects on demand for our services as a result of regulatory changes affecting advertising and promotion of particular products and ingredients and general economic conditions. The majority of our advertising and sponsorship programs are for terms of approximately four to twelve months. We have relatively few longer term advertising and sponsorship programs. We cannot assure you that our current advertisers and sponsors will continue to use our services beyond the terms of their existing contracts or that they will enter into any additional contracts.

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The time between the date of initial contact with a potential advertiser or sponsor regarding a specific program and the execution of a contract with the advertiser or sponsor for that program, as well as the additional time period before our services are delivered, may be longer than expected, especially for medium-sized and larger contracts, and may be subject to delays over which we have little or no control, including as a result of budgetary constraints of the advertiser or sponsor or their need for internal approvals, including internal approvals relating to compliance with the laws and regulations applicable to the marketing of healthcare products. We have experienced, from time to time, a lengthening of this internal review process by pharmaceutical and biotechnology companies, which has resulted in delays in contracting as well as delays in recognizing expected revenue under executed contracts and which may continue to cause such delays. Other factors that could affect the timing of contracting for specific programs with advertisers and sponsors, or receipt of revenue under such contracts, include:

●	the timing of Food and Drug Administration (“FDA”) approval for new products or for new approved uses for existing products;

●	the timing of FDA approval of generic products that compete with existing brand name products and any increase in the number or significance of such approvals;

●	the timing of withdrawals of products from the market;

●	consolidation of companies in the pharmaceutical and food produce industries;

●	the timing of rollouts of new or enhanced services on our public portals; and

●	seasonal factors relating to the prevalence of specific health conditions and other seasonal factors that may affect the timing of promotional campaigns for specific products.

Software defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products, which would harm our operating results.

Content Checked’s product may contain undetected defects or errors when first introduced or as new versions are released, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our product in the future. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating results.

Any service interruption or failure in the systems that we use to provide online services could harm our business.

Content Checked online services are designed to operate 24 hours a day, seven days a week, without interruption. However, we have experienced and expect that we will in the future experience interruptions and delays in services and availability from time to time. We rely on internal systems as well as third-party vendors, including data center providers, bandwidth providers and mobile carriers, to provide our online services. We may not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users. In addition, system failures may result in loss of data, including user registration data, business intelligence data, content, and other data critical to the operation of our online services, which could cause significant harm to our business and our reputation.

To operate without interruption or loss of data, both we and our service providers must guard against:

●	damage from fire, power loss and other natural disasters;

●	communications failures;

●	software and hardware errors, failures and crashes;

●	security breaches, computer viruses, distributed denial-of-service (DDOS) attacks and similar disruptive problems; and

●	other potential service interruptions.

Any disruption in the network access or co-location services provided by third-party providers to us or any failure by these third-party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise little control over these third-party vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our brand and our business and could expose us to liabilities to third parties. Although we maintain insurance for our business, the coverage under our policies may not be adequate to cover the losses that could result from the above. From time to time, we implement additions to or changes in the hardware and software platforms we use for providing our online services. During and after the implementation of additions or changes, a platform may not perform as expected, which could result in interruptions in operations, an increase in response time or an inability to track performance metrics. In addition, in connection with integrating acquired businesses, we may move their operations to our hardware and software platforms or make other changes, any of which could result in interruptions in those operations. Any significant interruption in our ability to operate any of our online services could have an adverse effect on our relationships with users and clients and, as a result, on our financial results. We rely on a combination of purchasing, licensing, internal development, and acquisitions to develop our hardware and software platforms. Our implementation of additions to or changes in these platforms may cost more than originally expected, may take longer than originally expected, and may require more testing than originally anticipated. In addition, we cannot provide assurance that additions to or changes in these platforms will provide the additional functionality and other benefits that were originally expected.

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We may be unable to attract and retain key employees.

Our success depends on our ability to identify, hire, train and retain highly qualified managerial, technical and sales and marketing personnel. In addition, as we introduce new products or services, it will need to hire additional personnel. Currently, competition for personnel with the required knowledge, skill and experiences is intense, and we may not be able to attract, assimilate or retain such personnel. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

We are heavily dependent on certain key personnel, namely Mr. Kris Finstad, who has extensive knowledge with respect to our product and business and thus, the Loss of Mr. Finstad may adversely affect our business.

We are heavily dependent upon the expertise of our management key officer and director, Mr. Kris Finstad, who has extensive knowledge about our products and our operations, and the loss of Mr. Finstad would likely have a material adverse effect on our business and operations. We do not maintain key-person insurance policies on any of our executive officers. Since we are a technology based company, our future success also depends on our ability to continue to attract, retain and motivate highly skilled employees in the healthcare industry. Competition for employees in our industry is intense. We may be unable to retain key employees or attract, assimilate or retain other highly qualified employees in the future. We currently have an employment agreement with our key executive officer as described herein (see “Employment Agreements”).

International sales of Content Checked’s products account for a portion of our anticipated revenues, which will expose the Company to certain operating risks. If we are unable to successfully manage our international activities, our net sales, results of operations and financial condition could be adversely impacted.

Content Checked’s business currently depends in part on its activities in Europe and other foreign markets, making it subject to a number of challenges that specifically relate to international business activities. These include:

●	failure of local laws to provide the same degree of protection against infringement of our intellectual property rights;

●	protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

●	the expense of establishing facilities and operations in new foreign markets;

●	building an organization capable of supporting geographically dispersed operations;

●	challenges caused by distance, language and cultural differences;

●	challenges caused by differences in legal regulations, markets, and customer preferences, which may limit our ability to adapt our products or succeed in other regions;

●	multiple, conflicting, and changing laws and regulations, including complications due to unexpected changes in regulatory requirements, foreign laws, tax schemes, international import and export legislation, trading and investment policies, exchange controls and tariff and other trade barriers;

●	foreign tax consequences;

●	fluctuations in currency exchange rates and foreign currency translation adjustments;

●	foreign exchange controls that might prevent us from repatriating income earned outside the United States;

●	imposition of public sector controls;

●	political, economic and social instability; and

●	restrictions on the export or import of technology.

If we are unable to meet and overcome these challenges, then our international operations may not be successful, which could adversely affect our net sales, results of operations and financial condition and limit our growth.

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We may be unable to manage our growth and entry into new business areas.

If the initial response to Content Checked’s food allergy detection technology exceeds the Company’s capacity to provide services timely and efficiently, then the Company may be required to expand its operations accordingly and swiftly. Management of the Company believes that establishing industry leadership will require the Company to:

●	Test, introduce and develop new products and services including enhancements to its Content Checked device;

●	Develop and expand the breadth of products and services offered;

●	Develop and expand our market presence through relationships with third parties; and

●	Generate satisfactory revenues from such expanded products or services to fund the foregoing requirements while obtaining and maintaining satisfactory profit margins.

To be able to expand its operations in a cost-effective or timely manner and increase the overall market acceptance of its products and services in this manner, we will need additional capital and technical and managerial human resources. These additional resources may not be available to us. Our failure to timely and efficiently expand its operations and successfully achieve the four requirements listed above could have a material adverse effect on our business, results of operations and financial condition.

New product introductions may adversely impact our financial results.

Content Checked may introduce new products with enhanced features and extended capabilities from time to time. The products will be subject to various regulatory processes, and we will need to obtain and maintain regulatory approvals in order to sell our new products. If a potential purchaser believes that we plan to introduce a new product in the near future or if a potential purchaser is located in a country where a new product that we have introduced has not yet received regulatory approval, planned purchases may be deferred or delayed. As a result, new product introductions may adversely impact our financial results.

The acquisition of other companies, businesses, or technologies could result in operating difficulties, dilution, and other harmful consequences.

We may selectively pursue strategic acquisitions, any of which could be material to our business, operating results, and financial condition. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures associated with integrating employees from the acquired company into our organization and integrating each company’s accounting, management information, human resources and other administrative systems to permit effective management. The anticipated benefits of future acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all.

Continuing worldwide macroeconomic instability, such as recent recessions in Europe and the debt crisis in certain countries in the European Union, could negatively affect our ability to conduct business in those geographies.

Since 2008, the global economy has been impacted by the sequential effects of an ongoing global financial crisis which has caused extreme disruption in the financial markets, including severely diminished liquidity and credit availability. There can be no assurance that further deterioration will not occur. Our customers and suppliers may experience financial difficulties or be unable to borrow money to fund their operations which may adversely impact their ability to purchase our products or to pay for them on a timely basis, if at all. Further, the continuing debt crisis in certain European countries could cause the value of the euro to deteriorate, reducing the purchasing power of our European customers. Failure to receive payment of all or a significant portion of our receivables could adversely affect our results of operations. In addition, financial difficulties experienced by our suppliers could result in product delays and inventory issues.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

Natural disasters, terrorist activities, military conflict and other business disruptions could seriously harm our revenue and financial condition and increase our costs and expenses. Content Checked’s corporate headquarters are located in California, a seismically active region. A natural disaster in any of our major markets in North America or Europe could have a material adverse impact on our operations, operating results and financial condition. Further, any unanticipated business disruption caused by Internet security threats, damage to global communication networks or otherwise could have a material adverse impact on our operating results.

Risks Related to our Financial Condition

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred losses from July 19, 2013 (inception) to March 31, 2015 and generated a small amount of net income for the quarter ended June 30, 2015. We anticipate that our and Content Checked’s operating expenses will increase in the foreseeable future as we continue to invest to grow our business, acquire customers and develop our platform and new functionality. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses.

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Our operating losses and lack of revenues raise substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

Content Checked’s historical operating losses and lack of substantial revenues to support our cost structure raise substantial doubt about our ability to continue as a going concern. If we do not generate higher revenues, do not achieve profitability and do not have other sources of financing for our business, we may have to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment.

Upon completion of our Secured Debenture Offering, we incurred debt obligations. The terms of the Debenture impose significant operating and financial restrictions on us and our subsidiaries, which may materially and adversely affect our business.

Upon completion of our Secured Debenture Offering (as defined in the section captioned “Description of Securities — Other Convertible Securities” below), we incurred approximately $5 million of debt obligations under the Debenture (as defined in the section captioned “Description of Securities — Other Convertible Securities” below).

The terms of the Debenture and related agreements we entered into with Hillair Capital Investments L.P. impose significant operating and financial restrictions on us, which limit our ability, among other things, to:

●	incur additional indebtedness;

●	pay dividends or make distributions to our shareholders;

●	incur liens that would rank senior in priority to, or pari passu with, the obligations under the Debentures; and

●	sell or otherwise dispose of any of our assets or rights or any subsidiary, subject to certain exceptions.

These restrictions may affect our ability to operate our business, including, among other things:

●	making it more difficult for us to satisfy our obligations with respect to the Debenture and our other indebtedness;

●	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, strategic acquisitions or other general corporate requirements;

●	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

●	limiting our financial flexibility in planning for and reacting to changes in the industry in which we compete;

●	placing us at a disadvantage compared to other, less leveraged competitors; and

●	increasing our cost of borrowing.

We may not be able to generate a sufficient amount of cash flow to meet our debt service obligations under the Debenture.

Our ability to make scheduled payments with respect to the Debenture depends on our financial and operating performance, which, in turn is subject to certain financial, competitive, business and other factors which may be beyond our control.  If our cash flow and capital resources are insufficient to fund our debt service obligations under the Debenture, and our other capital commitments, we could face substantial liquidity problems and may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay our Debenture indebtedness or to fund our other liquidity needs. If we cannot make scheduled payments on the Debenture, we will be in default and, as a result, among other things, the holder of the Debenture could declare all outstanding principal and interest to be due and payable which could force us to liquidate certain assets or alter our business operations or debt obligations.

In addition, we cannot assure that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more restrictive covenants which could further restrict our business operations. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service obligations, we cannot provide assurance that we could effect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to repay our debt service obligations.

If we cannot make scheduled payments on our future debts, we will be in default and, as a result, our then existing debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation.

If we are unable to obtain future financing when needed on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

The operation of our business and our growth efforts will require significant cash outlays and advance capital tech expenditures and commitments. We will be largely dependent on capital raised through the equity and/or debt financings to implement our business plan and support our operations. We believe that the current cash and cash equivalents on hand and cash generated from operations will be sufficient to fund us for at least the next 18 months. At the present time, we have not made any arrangements to raise additional cash, other than through the PPO or the Secured Debenture Offering. However, we may need to raise additional capital in the future to fund our operations and growth. To date we have been able to raise needed capital for our business through the sales of equity and debt securities. We cannot assure you that we will be able to raise additional working capital as needed on terms acceptable to us in the future, if at all. If we are unable to raise capital as needed, we may be required in the future to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you may lose all your investment. Financings, if obtained, may be on terms that are dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price at which you purchase your shares.

Potential investors should be aware that the value of an investment in our Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in our Company will fully reflect its underlying value.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Changes in tax laws or exposure to additional income tax liabilities could have a material adverse impact on our financial condition and results of operations.

We are subject to income taxes as well as non-income based taxes, in both the U.S. and various jurisdictions outside the U.S. We are subject to ongoing tax audits in various jurisdictions. Tax authorities may disagree with certain positions we have taken and assess additional taxes and penalties. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these audits, and the actual outcomes of these audits could have a material impact on our consolidated earnings and financial condition. Additionally, changes in tax laws or tax rulings could materially impact our effective tax rate. Proposals for fundamental U.S. corporate tax reform, if enacted, could have a material adverse impact on our future results of operations.

Investment Risks

You could lose all of your investment.

An investment in our shares of common stock is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the conversion or exercise of currently outstanding convertible securities or the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

As of October 2, 2015, we had the following convertible securities outstanding: (i) 8% senior secured convertible debenture due July 1, 2017 in the principal amount of $5,040,000, which is convertible into shares of our common stock at any time prior to maturity at a conversion price of $0.80 per share (or up to 6,300,000 shares), subject to certain conversion limitations and anti-dilution provisions as set forth in the debenture, (ii) warrants to purchase approximately 6,300,000 shares of our common stock, which are exercisable at $0.96 per share, subject to certain anti-dilution provisions as set forth in such warrants, and (iii) warrants to purchase approximately 6,300,000 shares of our common stock (the “B Warrants”), which are exercisable at $0.80 per share, subject to certain anti-dilution provisions as set forth in the B Warrants. As long as all debenture payments are made on time, the B Warrants will be surrendered by the Investor. However, there can be no assurance that we will be able to make all debenture payments timely.

In addition, we may issue in the future our authorized but previously unissued common stock or other equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our shares offered hereby. We are authorized to issue an aggregate of 250,000,000 shares of our common stock and 10,000,000 shares of “blank check” preferred stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

The exercise of such debenture, the conversion of such warrants and/or future issuance of any such additional shares of our common stock or securities convertible into shares of our common stock may create downward pressure on the trading price of the common stock. We may need to raise additional capital in the future to meet our working capital needs and/or debt obligations, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock or below the conversion price of such debenture or the exercise prices of such warrants.

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The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of our Company.

Our Board of Directors will be authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. See “Preferred Stock” in the section of this Report titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There is currently a very limited public market for shares of our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently a very limited public market for shares of our common stock and there can be no assurance that an active market will never develop. Our common stock is currently quoted on the OTCQB under the symbol “CNCK.” Each of the OTC Markets (of which OTCQB is a part of) is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act, establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our Common Stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our shares of common stock at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

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We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our Annual Reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of June 30, 2015, our management at the time concluded that our disclosure controls and procedures were effective as of such date to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. While our new management as a result of the Merger believes that our control environment is substantially improved, we continue at the present time not to have an audit committee.

While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if our independent registered public accounting firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our common stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group or an audit committee, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

***

The risks above do not necessarily comprise all of those associated with an investment in our Company. This prospectus contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause our actual results, financial condition, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 8,331,808 outstanding shares of our common stock. The 8,331,808 shares that we are registering for resale consist of (i) 3,341,000 and 625,000 shares of our common stock issued as a result of the conversion of the Unsecured Bridge Notes and Secured Bridge Note as part our 2015 private placement offering of our common stock (the “2015 Offering”), (ii) 333,400 shares of our common stock that were sold in the 2015 Offering concurrently with the closing of the Merger at a purchase price of $0.50 per share, for aggregate new proceeds of $166,700, (iii) 3,882,408 shares of our common stock that were issued to Content Checked’s pre-Merger stockholders (all of such stockholders other than Mr. Finstad), and (iv) 150,000 shares of our common stock that were issued on July 14, 2015 to certain partners of Foley Shechter LLP in consideration for legal and other services provided by such firm to us in connection with the Merger and transactions consummated thereunder and other corporate and securities laws matters.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of common stock owned prior to this Offering and Registered hereby” in the table below.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after October 2, 2015 (the “Determination Date”), through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers purchased our common stock in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

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Selling Stockholder	Shares of common stock Beneficially owned Prior to the Offering	Shares of common stock owned Prior to this Offering and Registered hereby	Shares of common stock Beneficially Owned Upon Completion of the Offering[1]	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering[2]
2012 Lovelace Family Trust DTD 8/9/12[3]	364,167	364,167	0	0
Aleksander Ablovatskiy[4]	150,000	75,000	75,000	*
David Abrahamian[5]	96,667	66,667	30,000	*
Harvey Abrams	45,111	45,111	0	0
Landon Agoado	22,221	22,221	0	0
Serra Aladag	24,000	24,000	0	0
Will Allen	37,222	37,222	0	0
Dr. Eli Anker[6]	805,613	458,853	346,760	*
Joseph Paul Attaway	20,000	20,000	0	0
Miad Ballai	200,016	200,016	0	0
Darren Beers[7]	97,750	59,400	38,350	*
Bluegrass Hathaway, LLC[8]	50,000	50,000	0	0
Gro Bohlerengen	1,200,000	1,200,000	0	0
Dean Britting[9]	147,500	25,000	122,500	*
Tony Caserta[10]	199,555	155,555	44,000	*
Espen Finstad[11]	144,000	144,000	0	0
Cornelius Floyd[12]	53,722	37,222	16,500	*
Ken Gelinas	55,556	55,556	0	0
Roger G. Gerden	199,992	199,992	0	0
Morten Granli	84,000	84,000	0	0
Leonard Hoffman	20,000	20,000	0	0
Joel H. Holzer	137,501	137,501	0	0
Jeff Horn[13]	171,500	141,500	30,000	*
John Huber[14]	75,000	27,945	47,045	*
Peter Hyman	74,444	74,444	0	0
Ira J. Gaines Revocable Trust DTD 11/24/2004[15]	50,000	50,000	0	0
Steve Johns[16]	230,000	100,000	130,000	*
John Kaweske	191,273	191,273	0	0
Klaus Kretschmer	207,422	207,422	0	0
Robert A. LaCroix	44,444	44,444	0	0
Jay M. Slade[17]	161,111	111,111	50,000	*
Lawrence K Dubb Living Trust DTD 9/16/76[18]	250,000	111,111	138,889	*
Steven A. Lizak[19]	69,000	30,000	39,000	*
Michael Shane Long[20]	57,500	25,000	32,500	*
Olav Madland	1,440,000	1,440,000	0	0
Scott Panzer	170,000	170,000	0	0
Nilesh Patel	580,000	580,000	0	0
Sanjay Patel	100,000	100,000	0	0
Steve Prince	115,000	25,000	90,000	*
Thomas Rasys	10,000	10,000	0	0
Alex Ray	44,350	44,350	0	0
Deland J. Sande	85,066	85,066	0	0
Jonathan Shechter[21]	150,000	75,000	75,000	*
Lloyd Sherman	72,000	72,000	0	0
Tom H Sinding	12,000	12,000	0	0
Mats Sjøberg	120,000	120,000	0	0
Gordon Sjodin	197,022	122,222	74,800	*
Dr Skog AB	129,600	129,600	0	0
Don & Arlene Stoppe[22]	213,200	213,200	0	0
Chris & Shelly Swanson[23]	128,993	128,993	0	0
Howard Szklut	51,844	51,844	0	0
Moa Turander	16,800	16,800	0	0
Shaul Wilhelm	120,000	120,000	0	0
Taidgh N. Wilson	120,000	120,000	0	0
Jerry Zupnick	100,000	100,000	0	0
Total		8,331,808

*Less than 1%

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(1)	Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus (if any) are not sold.

(2)

Percentages are based on the 35,785,658 shares of common stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options or warrants (if any) currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

(3)	Wallace Jay Lovelace and Martha Lee Lovelace are the trustees of the 2012 Lovelace Family Trust DTD 8/9/12, who have joint voting and investment power over the shares owned thereby.

(4)	Aleksander Ablovatskiy is a partner of Foley Shechter LLP, which serves as legal counsel to the Company. Shares beneficially owned by Mr. Ablovatskiy do not relate to shares purchased in the 2015 Offering.

(5)	Shares beneficially owned include shares held by Mr. Abrahamian which do not relate to shares purchased in the 2015 Offering.

(6)	Shares beneficially owned include shares held by Dr. Anker which do not relate to shares purchased in the 2015 Offering.

(7)	Shares beneficially owned include shares held by Mr. Beers which do not relate to shares purchased in the 2015 Offering.

(8)	Joseph E. Putnam is the President of Bluegrass Hathaway, LLC and has sole voting and investment power over the shares owned thereby.

(9)	Shares beneficially owned include shares held by Mr. Britting which do not relate to shares purchased in the 2015 Offering.

(10)	Shares beneficially owned include shares held by Mr. Caserta which do not relate to shares purchased in the 2015 Offering.

(11)	Espen Finstad is the brother of Kris Finstad, who serves as the Chief Executive Officer, President, Chairman of the Board of Directors and sole Director of the Company.

(12)	Shares beneficially owned include shares held by Mr. Floyd which do not relate to shares purchased in the 2015 Offering.

(13)	Shares beneficially owned include shares held by Mr. Horn which do not relate to shares purchased in the 2015 Offering.

(14)	Shares beneficially owned include shares held by Mr. Huber which do not relate to shares purchased in the 2015 Offering.

(15)	Ira J. Gaines is the sole trustee of the Ira J. Gaines Revocable Trust DTD 11/24/2004 and has sole voting and investment power over the shares owned thereby.

(16)	Shares beneficially owned include shares held by Mr. Johns which do not relate to shares purchased in the 2015 Offering.

(17)	Shares beneficially owned include shares held by Mr. Slade which do not relate to shares purchased in the 2015 Offering.

(18)	Lawrence K Dubb is the trustee of Lawrence K Dubb Living Trust DTD 9/16/76 and has sole voting and investment power over the shares owned thereby. Shares beneficially owned include shares held by Lawrence K Dubb Living Trust DTD 9/16/76 which do not relate to shares purchased in the 2015 Offering.

(19)	Shares beneficially owned include shares held by Mr. Lizak which do not relate to shares purchased in the 2015 Offering.

(20)	Shares beneficially owned include shares held by Mr. Long which do not relate to shares purchased in the 2015 Offering.

(21)	Jonathan Shechter is a partner of Foley Shechter LLP, which serves as legal counsel to the Company. Shares beneficially owned by Mr. Shechter do not relate to shares purchased in the 2015 Offering.

(22)	Don Stoppe and Arlene Stoppe are joint tenants and have equal voting and investment power over the shares owned thereby.

(23)	Chris Swanson and Shelly Swanson are joint tenants and have equal voting and investment power over the shares owned thereby.

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USE OF PROCEEDS

We will not receive proceeds from sales of common stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a very limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our common stock is currently eligible for quotation and trades on the OTCQB under the symbol “CNCK.” The quotation of our common stock began on or about April 15, 2015. There has been very limited trading in our common stock to date.

As of October 2, 2015, we had 35,785,658 shares of our common stock issued and outstanding held by approximately 83 stockholders of record. To date, we have not paid dividends on our common stock.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarter indicated as reported on OTC Markets. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is very thinly traded and, thus, pricing of our common stock on OTC Markets does not necessarily represent its fair market value.

Fiscal Year Ended March 31, 2014	High	Low
2nd Quarter Ended September 30, 2013 (beginning as of July 19, 2013)	$0.0041	$0.0041
3rd Quarter Ended December 31, 2013	$0.0041	$0.0041
4th Quarter Ended March 31, 2014	$0.0041	$0.0041

Fiscal Year Ended March 31, 2015	High	Low
1st Quarter Ended June 30, 2014	$0.0041	$0.0041
2nd Quarter Ended September 30, 2014	$0.0041	$0.0041
3rd Quarter Ended December 31, 2014	$0.6148	$0.0041
4th Quarter Ended March 31, 2015	$0.6148	$0.6148

Fiscal Year Ending March 31, 2016	High	Low
1st Quarter Ended June 30, 2015	$1.00	$0.55

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Other than provisions of the Nevada Revised Statutes requiring post-dividend solvency according to certain measures, there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

We had no equity compensation plans as of March 31, 2015.

On April 7, 2015 our Board of Directors adopted, and on April 8, 2015, our stockholders approved, our 2015 Equity Incentive Plan (the “2015 Plan”), which reserves a total of 5,000,000 shares of our common stock for issuance under the 2015 Plan. As described below, incentive awards authorized under the 2015 Plan include, but are not limited to, incentive stock options within the meaning of Section 422 of the internal Revenue Code of 1986, as amended (the “Code”). If an incentive award granted under the 2015 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with the exercise of an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2015 Plan.

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Administration

The Compensation Committee of our Board, or our Board in the absence of such a committee, will administer the 2015 Plan. Subject to the terms of the 2015 Plan, the Compensation Committee or our Board has complete authority and discretion to determine the terms upon which awards may be granted under the 2015 Plan.

Grants

The 2015 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Code and stock appreciation rights, as described below:

●	Options granted under the 2015 Plan entitle the grantee, upon exercise, to purchase up to a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option generally cannot be less than the fair market value of our common stock on the date of grant unless agreed to otherwise at the time of the grant. In addition, in the case of an incentive stock option granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price will be no less than 110% of the fair market value of our common stock on the date of grant.

●	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

●	The Compensation Committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

●	The 2015 Plan authorizes the granting of stock awards. The Compensation Committee will establish the number of shares of our common stock to be awarded (subject to the aggregate limit established under the 2015 Plan upon the number of shares of our common stock that may be awarded or sold under the 2015 Plan) and the terms applicable to each award, including performance restrictions.

●	Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise of the SAR and the market price of a share of our common stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2015 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year of such change. Unless sooner terminated, the 2015 Plan would terminate ten years after it is adopted.

As of September 30, 2015, no awards or any shares of our common stock have been issued under the 2015 Plan.

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CONTENT CHECKED HOLDINGS, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis section should be read in conjunction with our (i) interim financial statements as of June 30, 2015 and 2014, and the related statements of operations and cash flow for the periods then ended, and the related notes thereto contained in this prospectus, and (ii) historical financial statements as of March 31, 2015 and 2014, and the related statements of operations, stockholders’ deficit, and cash flow for the years then ended, and the related notes thereto contained in this prospectus. Except as discussed under “Plan of Operation and Funding”, such discussion relates to our Company and our financial results prior to the Merger and does not include the financial results of Content Checked. References in this management’s discussion and analysis section to “us,” “we,” “our,” and similar terms refer to Content Checked Holdings, Inc., a Nevada corporation. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

For Content Checked’s management’s discussion and analysis of financial condition and results of operations, and its historical financial statements as of March 31, 2015 and for the period from July 19, 2013 (Inception) to March 31, 2014, and the related statements of operations, stockholders’ deficit, and cash flow for the periods then ended, and the related notes thereto, please see the section directly following this section contained in this prospectus.

Organization and Business Overview

We were incorporated in the State of Nevada on May 11, 2011 (“Inception”) under the name Vesta International, Corp and established a fiscal year end of March 31. We have incurred losses since Inception.

Unless the context indicates otherwise, all references in this section to the “Company,” “we,” “us” and “our” refer to Content Checked Holdings, Inc., and our wholly-owned consolidated subsidiary, Content Checked, Inc.; and references to “Content Checked” refer solely to Content Checked, Inc.

On December 18, 2014, we (i) changed our name to Content Checked Holdings, Inc., and (ii) increased our authorized capital stock from 75,000,000 shares to 260,000,000 shares, consisting of 250,000,000 shares of our common stock and 10,000,000 shares of “blank check” preferred stock. On January 26, 2015, we completed a 2.44-for-1 forward split of our common stock. All share and per share numbers in this registration statement, of which this prospectus forms a part, relating to our common stock have been adjusted to give effect to this stock split, unless otherwise stated.

On April 17, 2015, our wholly owned subsidiary, Content Checked Acquisition Corp., a corporation formed in the State of Wyoming (“Acquisition Sub”), merged (the “Merger”) with and into Content Checked. Content Checked was the surviving corporation in the Merger and became our wholly owned subsidiary. All of the outstanding Content Checked stock was converted into 24,000,000 shares of our common stock. As a result of the Merger, we discontinued our pre-Merger business and acquired the business of Content Checked and will continue the existing business operations of Content Checked as a publicly traded company under the name Content Checked Holdings, Inc.

The Merger was accounted for as a “reverse merger,” and Content Checked was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that were reflected in our financial statements prior to the Merger are those of Content Checked and will be recorded at the historical cost basis of Content Checked, and our consolidated financial statements after completion of the Merger include the assets and liabilities of Content Checked, historical operations of Content Checked and operations of our Company and our subsidiaries from the closing date of the Merger.

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. We believe it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. We have a unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. Such manufacturers now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015, we released Sugar Checked (Sugarcheckedsm). The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Results of Operations

As of June 30, 2015, we have accumulated a deficit of $1,542,259. We anticipate that we will continue to incur substantial losses in the next 12 months. Our financial statements have been prepared assuming that we will continue as a going concern. We will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity and/or debt securities.

Year Ended March 31, 2015 Compared to the Year Ended March 31, 2014

We recognized no revenues in the years ended March 31, 2015 and 2014 and have not commenced operations in these periods.

During the year ended March 31, 2015 we incurred general and administrative expenses and professional fees of $27,148 compared to $16,760 incurred during the year ended March 31, 2014. General and administrative and professional fee expenses incurred generally related to corporate overhead, financial and administrative contracted services, such as legal and accounting, developmental costs, and marketing expenses. The increase in general and administrative expenses incurred in the year ended March 31, 2015 as compared to the year ended March 31, 2014 reflects the increase in activity between the two periods as we accelerated the implementation of our business plan during the year ended March 31, 2015.

Our net loss for the year ended March 31, 2015 was $27,148 compared to a net loss of $16,760 during the year ended March 31, 2014, due to the factors discussed above.

Three Months Ended June 30, 2015 As Compared to Three Months Ended June 30, 2014

Revenues for the three months ended June 30, 2015 was $443,556, net of reserves and fees paid to the distributor, as compared to revenues of $0 for the three months ended June 30, 2014. This revenue was the result of approximately 207,050 paid downloads by consumers. Since inception no revenue has been earned from advertising on the application.

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During the quarter ended June 30, 2015 we incurred general and administrative expenses and professional fees of $412,709, as compared to $326,343 incurred during the quarter ended June 30, 2014. General and administrative and professional fee expenses incurred generally relate to corporate overhead, financial and administrative contracted services, such as legal and accounting, developmental costs, and marketing expenses. The increase in general and administrative expenses of $86,366 for the quarter ended June 30, 2015 as compared to quarter ended June 30, 2014, is primarily attributable to higher professional fees.

Our operating income for the three months ended June 30, 2015 was $30,847, as compared to an operating loss of $326,343 for the three months ended June 30, 2014.

As a result of the foregoing, we incurred a net income of $30,847 for the three months ended June 30, 2015, as compared to a net loss of $326,343 for the three months ended June 30, 2014.

Cash and Cash Equivalents

Operating Activities

During the three months ended June 30, 2015, operating activities provided $126,811 of cash. Non-cash adjustments included $750 related to amortization, $5,000 related to debt issuance costs, and net changes in operating assets and liabilities of $90,214. During the three months ended June 30, 2014, we used $399,669 of cash in operating activities. Non-cash adjustments included $750 related to amortization, and net changes in operating assets and liabilities of $74,076.

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Financing Activities

During the three months ended June 30, 2015, we received $163,700 in cash from the sale of our restricted common stock, $326,215 in proceeds from a related party, $40,000 in proceeds from an unaffiliated stockholder, and $100,000 in proceeds from convertible notes. During the three months ended June 30, 2014, we received $56,254 in proceeds from a related party and $250,000 in proceeds from the sale of Secured Bridge Note.

Financial Condition Liquidity and Capital Resources

We had cash and equivalents of $2,002,923 as of June 30, 2015.

Since Inception, we have devoted substantially all of our efforts toward the development of our smartphone application designed for use by those who suffer from food allergies and intolerances, and toward raising capital. Accordingly, we are considered to be in the early commercialization stage.

Cash and Working Capital

Since Inception, we have incurred recurring net losses and negative cash flows from operations. As of June 30, 2015, we had a working capital of $675,090, an accumulated deficit of $1,542,259 and a stockholders’ equity of $684,891. We have incurred net losses of $1,542,259 since Inception to June 30, 2015.

Liquidity and Capital Resources

Since Inception, we have satisfied our operating cash requirements from proceeds from the private placements of convertible debt and equity securities sold principally to outside investors, and from loans and investment from our founder and CEO, Kris Finstad, and a third party unaffiliated stockholder.

Content Checked sold in a private placement $310,000 of its restricted common stock to outside investors during the period from July 19, 2013 (Inception) to June 30, 2014. On May 5, 2014, Content Checked sold in a private placement to an accredited investor its secured convertible promissory note in the principal amount of $250,000 (the “Secured Bridge Note”). The Secured Bridge Note was converted in connection with the Merger and the underlying security interest terminated upon such conversion. Additionally, between August 2014 and March 2015, Content Checked sold in a series of private placements to accredited investors its unsecured convertible promissory notes in an aggregate principal amount of $1,403,450 (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes were converted in connection with the Merger. Concurrently with the closing of the Merger, we sold shares of our common stock for gross proceeds of $166,700 at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted common stock.

Our management believes we have sufficient capital to fund our research and development and implement our business plan, as well support our operations and meet our current obligations for at least the next 18 months. We plan to raise additional capital to finance our operations beyond such date. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or if at all. In the event that the necessary additional financing is not obtained, we may have to reduce our discretionary overhead costs substantially, including research and development, general and administrative and sales and marketing expenses or otherwise curtail operations.

Basis of Presentation

The unaudited financial statements as of, and for the quarters ended June 30, 2015 and 2014, and related notes, and the audited financial statements as of, and for the fiscal years ended March 31, 2015 and 2014, and related notes include a summary of our significant accounting policies and should be read in conjunction with the discussion above. In the opinion of our management, all material adjustments necessary to present fairly the results of operations for such periods have been included in such financial statements. All such adjustments are of a normal recurring nature.

Critical Accounting Policies and Estimates

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Capitalization of Fixed Assets

We capitalize expenditures related to property and equipment, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

Development Stage Company

In June 2014, the Financial Accounting Standards Board issued Accounting Standards update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including on Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. We have chosen to early adopt this standard. Consequently, these financial statements do not include certain information previously required.

Impairment of Long-Lived Assets

We review and evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration, if events or circumstances indicate that their carrying amount might not be recoverable.

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Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had a cumulative net loss from Inception to June 30, 2015 of $1,542,259. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we establish a revenue stream and become profitable. If we are unable to obtain adequate capital, we could be forced to cease development of operations.

In order to continue as a going concern and to develop a reliable source of revenues, and achieve a profitable level of operations we will need, among other things, additional capital resources. Our management’s plans to continue as a going concern include raising additional capital through issuance of equity and/or debt securities. However, we cannot provide any assurances that we will be successful in accomplishing any of our plans.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that we have yet to adopt that are expected to have a material effect on our financial position, results of operations, or cash flows.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Contractual Obligations and Commitments

Set forth in the table below are our enforceable and legally binding obligations and future commitments, as well as obligations related to all of our contracts that are likely to continue, regardless of the fact that they were cancelable as of June 30, 2015. Some of the amounts that are included in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table.

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating Lease	$210,707	$108,511	$102,197	$-	$-
Total	$210,707	$108,511	$102,197	$-	$-

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CONTENT CHECKED, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis section should be read in conjunction with Content Checked’s historical financial statements as of March 31, 2015 and for the period from July 19, 2013 (Inception) to March 31, 2014, and the related statements of operations, stockholders’ deficit, and cash flow for the periods then ended, and the related notes thereto, contained in this prospectus. Such discussion relates to Content Checked’s and its financial results prior to the Merger. References in this management’s discussion and analysis section to “us,” “we,” “our,” and similar terms refer to Content Checked, Inc., a Wyoming corporation. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Basis of Presentation

The audited financial statements as of, and for the period from July 19, 2013 (Inception) to March 31, 2014, and for the fiscal year ended March 31, 2015, and related notes, include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

Unless the context indicates otherwise, all references in this section to “Content Checked,” the “Company,” “we,” “us” and “our” refer to Content Checked Inc.

Overview

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. The Company believes it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. The Company has unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015 the Company released Sugar Checked (Sugarcheckedsm). The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Critical Accounting Policies and Estimates

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Capitalization of Fixed Assets

The Company capitalizes expenditures related to property and equipment, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

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Development Stage Company

In June 2014, the Financial Accounting Standards Board issued Accounting Standards update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including on Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The Company has chosen to early adopt this standard. Consequently, these financial statements do not include certain information previously required.

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration, if events or circumstances indicate that their carrying amount might not be recoverable.

Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company generated a deferred tax asset through its net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of the Company’s realization of the net operating loss carry forward prior to its expiration.

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from July 19, 2013 (inception) through March 31, 2014.

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as general and administrative expense when assessed.

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a cumulative net loss from inception (July 19, 2013) to March 31, 2015 of $1,573,106. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease development of operations.

In order to continue as a going concern and to develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Recent Accounting Pronouncements

There are no recently issued accounting pronouncements that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

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Results of Operations

Period from July 19, 2013 (Inception) to March 31, 2014

For the period from July 19, 2013 (Inception) to ended March 31, 2014 we incurred total operating expenses of $401,029. These costs mainly consisted of fees payable to Kris Finstad, our CEO, in the amount of $258,387 pursuant to a consulting agreement that we had with Mr. Finstad (prior to entering into an employment agreement with him). We also spent $55,244 on travel and related costs for Kris Finstad as he performed his duties as CEO, mainly for trips to Europe where he originally developed the technology. Specifically, Mr. Finstad’s travel to Europe was associated with the development of the Company’s technology and to ensure efficient production of the technology, as part of the development team has been based in Europe. However, with the Company’s current suite of products principally complete or in later stages of development, significant travel to Europe will likely be reduced. The balance of our spending was for promotional costs mostly centered on social media ($8,322), rent of $7,600 and general costs associated with the growing of the business.

Fiscal year ended March 31, 2015

For the year ended March 31, 2015 we incurred total operating expenses of $1,172,077 as compared to total operating expenses of $401,029 from July 19, 2013 (Inception) to ended March 31, 2014. The increase over the prior period is due expenses associated with our headcount and related costs associated with the preparation and release of the app and the related database, and increased marketing costs. During the fiscal year ended March 31, 2015, we incurred fees payable to Kris Finstad, our CEO, in the amount of $360,000 pursuant to an employment agreement that we have with Mr. Finstad, and fees to consultants for services including investor relations, in the amount of $94,900. During the fiscal year ended March 31, 2015, we also incurred charges of $225,942 related to fees for the services of consultants who have prepared the database for use by our app. Our spending on social media to promote our app and generate awareness for our business totaled $121,890 for the fiscal year ended March 31, 2015, up from $8,322 incurred from July 19, 2013 (Inception) to March 31, 2014. The substantial increase in operating expenses is due to the fact that we released our product on July 21, 2014 and have devoted considerable resources to create market awareness for our launch and application going forward.

Our rent expense increased to $38,429 for the fiscal year ended March 31, 2015 from $7,600 for the period from July 19, 2013 (Inception) to March 31, 2014, since we needed to acquire more working space to allow our consultants and our CEO to work in the same office. We continued spending on travel and related costs for Kris Finstad as he performed his duties as CEO, mainly for trips to Europe where he originally developed the technology, in the amount of $47,408 for the period ended March 31, 2015, as compared to $55,244 for the period from July 19, 2013 (Inception) to March 31, 2014.

We incurred costs associated with our planned merger with a public entity that totaled $44,000, as well spent $19,018 on insurance, as compared to $0 and $0 respectively, for the period from July 19, 2013 (Inception) to March 31, 2014.

Financial Condition Liquidity and Capital Resources

For the Financial Condition and Liquidity and Capital Resources discussion, please see Content Checked Holdings, Inc.’s Financial Condition and Liquidity and Capital Resources discussion which appears in the section immediately prior to this section.

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Cash and Cash Equivalents

Operating Activities

For the fiscal year ended March 31, 2015 the Company incurred a net loss of $1,172,077 which was offset by an increase in accounts payable and accrued expenses of $637,945, due to the Founder and CEO. The net cash used in operating activities was $499,131 for such period.

For the period from July 19, 2013 (Inception) to March 31, 2014 the Company incurred a net loss of $401,029 which was offset by an increase in accounts payable and accrued expenses of $231,459, due to the Founder and CEO. The net cash used in operating activities was $168,122 for such period.

Investing Activities

During the period from July 19, 2013 (Inception) to ended March 31, 2014 the Company acquired software in the aggregate amount of $15,000 related to software used in the operation of its business. For the fiscal year ended March 31, 2015, the net cash used by the Company in investing activities was $0.

Financing Activities

The Company received $310,000 in cash from the sale of restricted common stock during the period from July 19, 2013 (Inception) to March 31, 2014. The Company also received proceeds from the issuance of a Secured Convertible Note of $250,000 and Unsecured Convertible Notes of $1,403,450 for the fiscal year ended March 31, 2015. As of March 31, 2015, the Company had an accumulated deficit of $1,573,106.

Off Balance Sheet Arrangements

The Company does not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Contractual Obligations and Commitments

Set forth in the table below are the Company’s enforceable and legally binding obligations and future commitments, as well as obligations related to all of the Company’s contracts that are likely to continue, regardless of the fact that they were cancelable as of March 31, 2015. Some of the amounts that are included in this table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the obligations we will actually pay in future periods may vary from those reflected in the table.

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Secured Convertible Note (1)	$250,000	$250,000	$-	-	-
Secured Convertible Note (1)	$1,403,450	$1,403,450	$-	-	-
Operating Lease	$210,707	$108,511	$102,197	$-	$-
Total	$1,864,157	$1,761,961	$102,197	$-	$-

(1) All of such notes were converted in full on April 17, 2015.

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DESCRIPTION OF BUSINESS

As a result of the Merger, Content Checked became our wholly owned subsidiary. The acquisition of Content Checked is treated as a reverse acquisition (the “Reverse Acquisition”), and the business of Content Checked became our sole operating business. At the time of the Reverse Acquisition, we were not engaged in any significant active business.

As used in this registration statement, references to “we”, “us”, “our” and similar words refer to our Company and our wholly-owned subsidiary, Content Checked, after giving effect to the Merger and the Split-Off, unless the context otherwise requires; references to Content Checked refer to Content Checked, Inc. prior to the effectiveness of the Reverse Acquisition, and references to Content Checked Holdings or CCH refer to the Company and its business prior to the Reverse Acquisition.

Business Overview

Content Checked is a Wyoming corporation formed July 19, 2013 (“Content Checked” or the “Company”). Content Checked is a family of smartphone applications designed for people with dietary restriction, those who care for them, and organizations that cater for them. Content Checked is building a revolutionary digital marketplace these people and organizations.

Content Checked’s fiscal year end is March 31. Our principal executive offices are located at 8730 Sunset Blvd., Suite 240, West Hollywood, California 90069. Our website address is www.content checked.com.

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. The Company believes it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. The Company has unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015 the Company released Sugar Checked (Sugarcheckedsm). The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Upon closing of the Merger and Minimum Offering, (i) $250,000 outstanding principal amount of Content Checked’s senior secured convertible note (the “Secured Bridge Note”) issued in the second quarter of 2014 were converted into the shares of our common stock, at a conversion price of $0.40 per share, and (ii) $1,503,450 of outstanding principal amount of convertible unsecured promissory notes were converted into the shares of our common stock at a conversion price of $0.45 per share.

We consummated the Merger with Content Checked on March 3, 2015 and changed our stock symbol to “CNCK” prior to such date.

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Our Industry and Market

To management’s knowledge, 28% of the U.S. population has an allergy or intolerance to various ingredients and products. Among the most common products are eggs, milk and nuts. The Content Checkedsm application also has a comprehensive recipe database which provides details instructions on food preparation for people with allergies. The application allows setting up profiles and favorites for the user and others for whom the user is shopping.

The Content Checkedsm application allows food manufacturers to showcase the products in a simple, effective and relevant way. The application serves as a platform to communicate to the user on a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication. If those whom the manufacturer prepares food for are allergic to specific food substances, the user would look to make sure that the food does not contain ingredients that may be harmful or cause discomfort or, potentially, serious illness.

Our market has seen a greater use of the Internet by consumers and physicians. As a major communications medium the Internet has changed the healthcare industry and is transforming how consumers and physicians find and utilize healthcare information. Healthcare consumers increasingly seek to educate themselves online about their allergy-related disorders, motivated by the desire to become better-informed patients and to become more engaged healthcare consumers, due in part to increased healthcare costs.

Today, consumers can and do obtain health and wellness information online, enabling them to have immediate access to searchable information and dynamic interactive content to check allergens, nutritional benefits, products designed for certain intolerances and allergies, recipe data base for consumers with particular dietary preferences, and find food producers to meet their criteria.

Product Description

Grocery shopping can be time-consuming and difficult if you or someone for whom you shop has specific dietary restrictions. Ingredient list can be hard to understand and time consuming to monitor. Content Checked’s market research has shown that consumers tend to stay in their comfort zone and not try new products once they have identified one that fits the dietary profile they are looking for, people usually end up going for the safe bet and don’t invest any time to find new alternatives. The Content Checkedsm, applications and supporting database allows its users to save time and make better decisions while grocery shopping since the applications will guide and direct shopping based on known relationships between allergies, migraine triggers, sugar profile, and other specific dietary preferences, and certain foods. Suffering from or obtaining a certain dietary profile no longer means that you have to bring your own food to functions or inconvenience others. By using the Content Checkedsm applications, friends and family can identify what foods can be safely consumed.

The Content Checkedsm applications are designed in a way that lets the user adjust food preferences on a personal profile. As an initial step, a user must download the application onto a smart phone or tablet (iOS and Android operating systems), register and then enter specific dietary details. The user can then simply scan a product’s bar code to immediately identify if the associated product is safe for consumption. By scanning the barcode, the application will quickly identify the product specifications and the consumer will have a full overview over his or her pre-defined allergy or intolerance as the Content Checkedsm application references the products contents against its database; based on the user’s profile, the application provides a warning of any of the allergens or intolerance ingredients present in the product. If a particular food is identified as being unsafe for the user based on the profile, sensitivities and intolerances they indicate, Content Checkedsm application technology further aids the user by suggesting alternatives the user can consume with specified allergies or intolerances. The users can also program the application to search for specific substances, which could represent a health threat for them. Additionally, the user can benefit from a comprehensive selection of recipes available on the application. All this works the same way for each application area that Content Checked has and will develop.

In addition to consumer use, the application is also a potential marketing tool for food producers since they are able to target their marketing efforts to specific groups with specific needs. This ability is very unique as it offers food manufacturers to reach and promote their products to a consumer that is actively asking for this specific message during their point of purchase.

Finally, the usage of the applications offer a vast majority of data behavior that imply what consumers are searching for and where opportunity might be at hand. This data is highly attractive for food manufacturers R&D departments.

Product Development

The Content Checked application was initially conceptualized by its founder, Kris Finstad. Realizing the opportunity to apply technology to a significant world health issue, Mr. Finstad researched available data sources and determined that due to a variety of factors (country to country differences for the same product, multiple names for the same ingredients, lack of national standards for ingredient disclosure), a new approach was required to improve reliability and safety for those suffering from food allergies & intolerances. Operating in certain Scandinavian countries known for their consistency with the U.S. market, he purchased and licensed available data on food products in that region. He then developed a data scheme that allowed for mapping of the ingredients in a related and comprehensive way, ensuring that the users were provided a near certain reference to their profiled allergies and intolerances. Simultaneously he developed a user application that was platform-agnostic allowing utility on all currently available smart phone platforms.

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Following market testing, significant value was identified in the database itself, and its designed inter-relationships. Accordingly, additional research was undertaken for its application into additional markets where food ingredients were a basis for food selection. These markets are further discussed below in “New Products and Development Opportunities”.

Revenue Model

Content Checked seeks to maximize shareholder value through a set of revenue drivers, which are scalable accordingly with operational leverage.

●	Product Placement. The anticipated primary source of revenue is sales of product placement and advertising on the Content Checkedsm application platform. The Content Checkedsm application allows food manufacturers to showcase and target their products to the application user for a fixed fee and a performance based variable cost. Food producers utilize the platform to exhibit the products as an alternative that is safe or safer for consumption. The user benefits from browsing recommended products when searching for a particular item that is allergies free and health safe.

Revenue from product placement depends upon the number of instances where our application is downloaded by the consumer, and the frequency with which consumers attempt to buy products that conflict with their indicated allergy or intolerance, and that the Company has in place a paid marketing arrangement whereby a substitute product or products are available to recommend to the consumer. Currently we have not formalized any agreements with any product suppliers to pay us for any product placements, and we have not recognized any revenue from this medium for revenue to date.

●

Advertising. The Company has identified approximately 700 different food categories each of which represent an opportunity to sell at least three ads. As of the date of this report, pricing for advertising is expected to range from $500 to $3,000 per month depending on the product category, such as milk, wheat, etc. Compared to existing marketing channels this represents a highly targeted alternative, and the Content Checkedsm application is unique in terms of the opportunity to both select target groups and to address the opportunity at the point-of-purchasing-decision. The application showcases manufacturers products to a user that is actively asking to have a similar product showcased, making their attention and engagement level very high. Indeed, the Company is enabling manufacturers to get targeted access and coverage to consumers at their purchasing decision. Specifically, manufacturers can opt into the Company’s advertising stream through a few scenarios: (i) through “pay-to-play” in which they pay a monthly minimum subscription to have their products enabled as a “push” option (i.e. their products will be enabled to be “pushed” to the consumer that is asking/“pulling” for a similar product) or (ii) by paying a fixed monthly fee to secure being near the top of the list, such that they will be featured to appear as the first or top alternative products suggested to the user.

●	Download Fees. While not anticipated to be the primary source of revenue, the Company has determined that charging a fee for the application’s “premier” version is preferred due to value this provides to the consumer. Considering the health and related benefits, and the risks to certain users of ingesting ingredients to which they are allergic, by imposing a charge for the application increases the value and utility. Accordingly the Company is currently charging a per user download fee of $2.99 through iTunes and Google Play (for which the Company pays to Apple a fee of 30%, for a net of $2.09). The Company does provide a trial period which allows the prospective user to setup their profile and use the application for 50 scans, at which point it becomes disabled and requires payment of the noted fee.

Content Checked has also determined that providing an incentive to non-profit organizations who have formed to support the different affected groups provides the best access to their constituents and events (see below, “Marketing Strategy”). Accordingly, Content Checked intends to offer a donation of up to $1.00 per user who downloads the application and pays the Full User fee. For those users Content Checked will receive approximately $1.79 per download.

The Content Checkedsm application is available at no charge with limited functionalities and paid version with extensive range of available tools. The goal is to convert as many free users as possible over to the paid version, but at this stage of development it is early to estimate the conversion rate. Although we offer a no-charge application, the advertising revenue associated with the projected usage of the free application supports the strategy of offering this limited functioned app for free to the consumer.

●	Other Services. The application also creates a way of communicating with the consumer that will support a robust business model: distribution of recipes, newsletters and direct marketing of new products. Content Checked is utilizing a platform to communicate allergies and intolerances on a variety of alternatives that are better suited to the customer. The application is scalable and can expand into new geographic areas and product categories with limited modifications and investment.

Marketing Strategy

We expect to promote our products through supporting each applications community. Building community is key in their marketing. They aim to support these communities; food allergy, migraine, health and diabetics, vegan, kosher. These groups all face different challenges and in their marketing we will facilitate solutions and inspiration on how to live a safer, healthier, and easier life, suffering from dietary restrictions. A selection of our marketing efforts are listed below:

1. Own their own media. We are building a strong social media presence. Whereas our community is coming to us for inspiration. We convert these people to our influencers and ambassadors. We have established our own blog with expert guest bloggers for each application and results have been increased community engagement, application downloads and attained email subscribers.

2. Support organizations that support the communities. We identify non-profits that support the community.

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●

We supports Food Allergy Research & Education (‘FARE’), who works on behalf of Americans with food allergies. We recently co-sponsored an event. We expect to sponsor additional events with FARE in the future, and will get a direct exposure to allergy intolerant audience via newsletters, flyers, email and online representation. Our Content Checked logo is engraved on all FARE marketing materials for the sponsored events and conferences. We donate $1 from every application purchase of our paid version.

●	Scheduled 7 appearances on Lifetime television surrounding topics of holiday food consumption, migraine-related foods, and food allergy awareness week.

●	Attending and participating in national conventions. The first of these was the Food Allergy Bloggers Conference (www.fablogcon.com) held in Las Vegas in late September 2014. Events like these create awareness in the active circles surrounding those with food allergies and intolerances, and those groups that provide support and information to them.

3. Bought media. We buy ads on specifically targeted media such as specific groups of people on Facebook and Google, dietary blogs, dietary magazines.

4. Be present at Expos. We have entered into a partnership with a company that represents them on 5 different expos in 2015 throughout America. The partnering company informs people of the benefits of our Company and our applications and gets them to download their applications.

5. Public relations. With a team of full-time nutritionist on our board, we are experts in our domain. We create state of the art informational content that will be distributed by their PR agency as part of a strategy to establish them as a featured expert voice on various editorial sites and magazines.

As discussed above, the donation mechanism will operate on a case-by-case basis to determine the per download donated to relevant organizations that are registered as Non-Profit 501(c)(3). We have been developing these relationships and continues to undertake such efforts. In order to efficiently market the application to various food producers, we have established a sales force team and operational office in West Hollywood, California of 5 individuals, and intend to expand its team to 10 individuals within a year. Infomercials and commercials to describe the application and market the product is currently being distributed, and new infomercials are being created with some celebrity endorsements.

In addition, we will use existing contacts with international food producers in Europe and follow them to the U.S. We have also established different market channels such as website and newsletter.

New Products and Development Opportunities

On September 1, 2014, we released Migraine Checked application. Statistics indicate that over 36 million Americans have the disease. Similar in function to the ContentChecked application, MigraineChecked application allows the user to scan and avoid known triggers in food and drinks. We are able to utilize our existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015, we released the Sugar Checked (Sugarcheckedsm) application. The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Additionally, we have already established plans for Kosher Checked (Koshercheckedsm), and Vegan Checked (Vegancheckedsm), each of which will become additional proprietary databases. The addressable U.S. market size for food intolerances is approximately 52 million people where Kosher market size is approximately 11 million people, and Vegetarian preferred diet accounts for 15 million. (* Sources include Lubicon, Bloomberg Business, OU, FARE, American Coeliac association, Diabetes.org, CDC).

Preliminary market information is provided as follows:

●	Kosherchecked

●	According to KosherFest, the annual dollar value of kosher market is estimated to be $12.5 million, and the dollar value of kosher goods produced for the U.S. market is $305 million.

●	The Jewish population in the U.S. is estimated to 5.2 million people, and the number of kosher consumers in the U.S. is estimated to be approximately 12 million.

●	Total Number of Jewish and other religions eating kosher products: 3.5 million.

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●	Veganchecked

●	Increasing number of U.S. consumers are trying to limit their animal consumption.

●	15 million Americans try to follow a Vegetarian diet

●	Sugarchecked

●	According to FoodInsight, when making decisions about buying packaged food or beverages, at least six in ten Americans report considering sugars in general (60%).

●	98 Million Americans are in the danger zone of developing Type 2 diabetes.

●	Increasingly high numbers of Americans’ are looking for healthier food alternatives that don’t contain sugar, artificial sweeteners or sugar alcohols.

We have established a comprehensive timetable for 2015-2016:

Intellectual Property

●	Content Checked holds the Trademark and Service Mark for “CONTENT CHECKED”

●	USPTO Reg. No. 4,622,497 Int. Cls 9 and 44

Proprietary Database

We have the most extensive database of its kind.

Ingredients with Values

We are assigning ingredients specific dietary values that create a universe of scalable applications. In other words, we are creating a web of links between a certain ingredient and know/scientific effects it has. Currently we have assigned 200,000 ingredients with specific values to the following applications areas you can see below.

Three areas of applications have been executed to date:

1)	People suffering from food allergies and intolerances now have access to the most advanced database ever built in favor for their dietary restrictions. These top 16 allergens listed below have all been cover in all our 200,000 ingredients.

a.	Celery
b.	Eggs
c.	Fish
d.	Gluten
e.	Lactose
f.	Lupine
g.	Milk
h.	Mollusks
i.	Mustard
j.	Nuts
k.	Peanuts
l.	Sesame
m.	Shellfish
n.	Soy
o.	Sulphites
p.	Wheat

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2)	Migraine triggers; we have followed two extensive studies conducted by Berkley University in California and The Mayo Clinic to identify what are common migraine triggers in foods and assigned our 200,000 ingredients these values.

3)	Sugar is the cause to the single biggest health problem of American and the biggest health cost for the government. The general public wants to avoid sugars but feel that they don’t know how. Sugar is hidden in food products. We know where sugars hide and have assigned our ingredients values so that each product now has a sugar value for consumers. We have grouped sugars into four groups where consumers can chose to be warned and guided if a product contains this. Group a-c are usually very bad for a person’s health:

a. Added Sugars (High fructose corn syrup, Malt syrup, Cane sugar, Dextrose, Syrups, etc.)

b. Artificial sweaters (Aspartame, Sucralose, Sweet n low, etc.)

c. Sugar Alcohols (Erythritol, Maltitol, Xylitol, etc.)

d. Natural Low-Cal Sweaters (Stevia, Munkfruit, etc.)

Possible application areas include:

●	Pregnancy diet

●	Vegetarian diet

●	Kosher diet

●	Halal diet

●	Paleo diet

●	Dogs diet

Manufacturers with values

To ensure manufacturing practices and first information we are assigning manufacturers certain values in order to ensure consumer safety. We are building our own certification system. If a manufacturer is verified by Content Checked it means that they have passed our quality control and their information if first hand and accurate, information that is crucial for certain consumer and hard to attain without getting the manufacturer on the line to answer them. Our database is updated in real time if a manufacturer reports any changes to their practices. Something printed food packages, labels and/or guides cannot do.

Governmental Regulation and Product Approval

Based on current U.S. Food and Drug Administration (the “FDA”) guidelines, Content Checked believes that it is currently not subject to any regulation by the FDA. However, Content Checked’s technology products and operations could be subject to regulation by the FDA, the European Union and other governmental authorities in the future. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution and market surveillance that could eventually apply to the use of our products.

The FDA is focusing its oversight on mobile medical apps that:

●	Are intended to be used as an accessory to a regulated medical device – for example, an application that allows a health care professional to make a specific diagnosis by viewing a medical image from a picture archiving and communication system (PACS) on a smartphone or a mobile tablet; or

●	Transform a mobile platform into a regulated medical device – for example, an application that turns a smartphone into an electrocardiography (ECG) machine to detect abnormal heart rhythms or determine if a patient is experiencing a heart attack. Content Checked is not a substitute for advice and service provided by medical professionals.

●	The agency intends to exercise enforcement discretion (meaning it will not enforce requirements under the Federal Drug & Cosmetic Act) for the majority of mobile apps as they pose minimal risk to consumers. The FDA intends to focus its regulatory oversight on a subset of mobile medical apps that present a greater risk to patients if they do not work as intended.

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Competition

We are a family of mobile applications for those with dietary restrictions and preferences. Our company owns the largest and most comprehensive proprietary food product database in the United States. A team of dedicated nutritionists work with thousands of products every day reviewing and verifying every detail, ensuring that the database is the most extensive and detailed in the nation. There are several applications on the market that are similar in nature, but none have the qualitative and quantitative standard of ContentChecked. The next section contains a discussion of the numerous advantages that we believe ContentChecked has over its competitors.

Competitor Comparison

Allergy Free Entertaining. The app offers 130 recipes, shopping lists and is featured within the AppStore. Our app has more than double the amount of recipes, countless options to save products and we are in both the AppStore as well as GooglePlay.

Allergy Guard. This app features 2,000 ingredients, a food search option and the ability to save products for specific users. The ContentChecked database is the largest in the nation and has ten times more ingredients than Allergy Guard.

ScanAvert. An app with a subscription fee of $1.99 per month, offers 280,000 products, but does not allow saving of information. Our app is offered in both a LITE version as well as a $2.99 one-time fee where $1 is donated to food allergy research. Our product database is the most extensive in the United States with each product able to be saved to a personal favorite list.

Food Allergy Detective. Offered in the AppStore only, offers a journal entry system with manual entry options. ContentChecked offers a scanning app that helps users stay safe and time efficient while grocery shopping. Same audience, different product offerings.

iAvoid Food Allergy. Features eight allergens and the app sources information from online resources. Our app allows the option to select from 16 allergens and is built upon a proprietary database created from data collection directly from manufacturers, grocery stores and online sources. At ContentChecked all data goes through a detailed data cleaning process with our nutritional experts.

GF Overflow. The app provides a manual search option for gluten-free products within their database of 10,000 products. They are only offered in the AppStore. The ContentChecked app gives options for 16 different allergens in a database that is unparalleled in the United States which is accessible in both the AppStore and on GooglePlay.

Allergy Journal. Their app provides a food allergy journal to manually submit what affects the individual. Our system strives to prevent the effect by warning prior to using/consuming a product and giving the consumer an alternative product. Same audience, different product offerings.

With each app, ContentChecked exhibits a user interface that is more visually acclimated to the user as well as one of the most readily navigable. Taking into consideration these factors, ContentChecked has a market superiority that will remain substantial as long as these strengths continue to grow.

Employees

As of September 30, 2015, we have three employees, one of whom is our Chief Executive Officer, who is full time, and 5 contractors who provide full time services to us. Our Interim Chief Financial Officer provides part time services to us. We currently plan to hire an additional 3 to 6 full time employees within the next 3-6 months, whose principal responsibilities will be the support of our sales, marketing, and tech development of our mobile applications.

Properties

We are headquartered in West Hollywood, CA, where we maintain a 1,900 sq. ft. office. We lease our facilities under a multi-year lease basis at a fixed rate of $9,000 per month. We believe this facility is adequate for our current needs. We do not own any real property.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers.

Below are the names and certain information regarding our current executive officers and directors.

Name	Age	Position
Kris Finstad	40	Chief Executive Officer, President, Chairman of the Board of Directors and sole Director
David R. Wells	53	Interim Chief Financial Officer, Secretary and Treasurer

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

Kris Finstad, Founder, CEO, President, Chairman of the Board of Directors and sole Director — Mr. Finstad founded Content Checked in 2013. Mr. Finstad has been a professional investor since 2003 principally through FimBul Capital, a UK based offshore fund of which he is the Chairman and senior principal owner. He is Co-founder of CheckContent AS, Norway, Scandinavian branch of a food allergy application company. Kris attended a private boarding school (Lundsbergs in Sweden), and Millfield School in England. Kris also holds a Masters degree in Business Administration. Mr. Finstad has co-founded and funded several start-ups in technology, real estate and bio-tech, and has held several board positions in the past. Since 2009 he has been a board member and partner of a privately owned, Norwegian-based real estate company, owning numerous residential and commercial rental units in Norway.

David R. Wells, Interim Chief Financial Officer, Secretary and Treasurer — Mr. Wells became the Company’s Interim Chief Financial Officer effective as of June 2014. Mr. Wells founded DRW Consulting, Inc. (now StoryCorp Consulting dba Wells Compliance Group) in 2007, which provides services to small growing public companies. From December 2009 to March 2013 he was the President and Chief Financial Officer of Sionix Corporation and he served on the board of directors. He has experience working with auditors and regulatory agencies to rapidly address non-conforming situations and assisting companies who desire to increase their internal controls. Mr. Wells earned a BA in Finance and Entrepreneurship from Seattle Pacific University, and holds an MBA from Pepperdine University.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” Our Board of Directors has determined that our sole current director is not an independent director under the applicable standards of the SEC and the Nasdaq stock market. We intend to appoint at least one independent director and one director to be nominated by Buyside Equity Partners LLC (“Buyside”).

Board Leadership Structure and Role in Risk Oversight

Mr. Finstad serves as our Chairman of the Board and Chief Executive Officer. Due to our small size and early stage of operations, we believe it is currently most effective to have the Chairman of the Board and Chief Executive Officer positions combined.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Terms of Office

The Company’s directors are appointed for a one-year term to hold office until the next annual general meeting of the Company’s shareholders or until removed from office in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes. Our directors hold office after the expiration of his or her term until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes.

Our officers are appointed by the Company’s Board of Directors and hold office until removed by the Board.

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Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because of the small number of persons involved in the management of the Company.

Board Committees

The Board of Directors acts as the Audit Committee and currently the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert.

Compensation Committee Interlocks and Insider Participation

We have no separate Compensation Committee at this time. No executive officer of our Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as director of our Company during 2015.

Section 16(A) Beneficial Ownership Reporting Compliance

Because we do not have a class of equity securities registered pursuant to Section 12 of the Exchange Act, the Company is not subject to Section 16(a) of the Exchange Act.

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of our Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the shareholders, diversity, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge of our business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

Director Nomination Agreement

Pursuant to the terms of the Merger Agreement, Buyside has the right to appoint at one director to our Board of Directors. See “Certain Relationships and Related Transactions.”

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Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal years ended March 31, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Kris Finstad, CEO and	2015	360,000	(2)	-	-	-	-	-	-	360,000
President(1)	2014	258,387	(3)	-	-	-	-	-	-	258,387
David R. Wells, Interim CFO(1)	2015	-		-	-	-	-	-	-	-
Yan Wang, President and	2015	-		-	-	-	-	-	-	-
Treasurer(1)	2014	-		-	-	-	-	-	-	-

(1)	As a result of the Merger, effective as of April 17, 2015, Mr. Wang resigned from all of his positions with us and Messrs. Finstad and Wells were appointed as our new executive officers. Effective as of such date, Mr. Finstad was also appointed as our Chairman of the Board of Directors and sole director.
(2)	For the fiscal year ended March 31, 2015, we owed to Mr. Finstad of $267,162 as his accrued and unpaid salary.
(3)	For the fiscal year ended March 31, 2014, we owed to Mr. Finstad of $82,276 as his accrued and unpaid salary.

Employment Agreements

Kris Finstad — Effective as of the closing of the Merger, we had one full time employee. Mr. Finstad is employed by us as our Chief Executive Officer with an employment term commencing July 19, 2014 and terminating on June 30, 2016. Prior to entering into such agreement, Mr. Finstad served as our CEO pursuant to a monthly consulting agreement dated as of July 19, 2013. Pursuant to the agreement, Mr. Finstad receives a salary of $30,000 per month and is eligible to earn an annual bonus. After the initial term, the agreement shall be automatically renewed for successive one year periods unless terminated by either party on at least 60 days’ written notice prior to the end of the then-current term. All or any portion of any such annual bonus may be paid in cash, securities or other property. Mr. Finstad is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by us, for our executives. Mr. Finstad and his dependents are also entitled to participate in any of our employee benefit plans subject to the same terms and conditions applicable to other employees. Mr. Finstad will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by us from time to time. We are required to provide Mr. Finstad with a life insurance policy in the amount of $3,000,000. Either we or Mr. Finstad may terminate the employment agreement for any reason, or for no reason at all, at any time within the initial 6 months of the term upon 30 days’ prior written notice to the other. If either party exercises this early termination option, Mr. Finstad is entitled to a final month’s base salary and reimbursement of his expenses as described in the agreement.

Yang Wang— We did not have an employment or consulting agreement with Mr. Wang.

David R. Wells — We do not have an employment or consulting agreement with Mr. Wells.

Change of Control

As of March 31, 2015, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of a termination of employment or a change in our control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after October 2, 2015 are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 2, 2015 by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in our change in control.

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Unless otherwise indicated in the following table, the address for each person named in the table is c/o Content Checked Holdings, Inc., 8730 Sunset Blvd, Suite 240, West Hollywood, CA 90069.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)

Directors
Kris Finstad(2)	21,280,648	59.5%

Executive Officers
Kris Finstad(2)	21,280,648	59.5%
David R. Wells (3)	150,000	*

All directors and executive officers as a group (2 persons)	21,430,648	59.6%

5% Shareholders
Kris Finstad(2)	21,280,648	59.5%

*	Less than 1%

(1)	Applicable percentage ownership is based on 35,785,658 shares of our common stock outstanding as of October 2, 2015.

(2)	Represents shares owned directly by Mr. Finstad.

(3)	The shares beneficially owned by Mr. Wells are held in the name of StoryCorp Consulting d/b/a Wells Compliance Group. Mr. Wells as the CEO has the sole voting and dispositive power over these shares. Mr. Wells was appointed our Interim CFO on April 17, 2015. These shares have not yet been issued to Mr. Wells as of October 2, 2015, but will be issued in the immediate future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000.00 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Other than as set forth below, since the beginning of our fiscal year ended March 31, 2014, we had not entered into any transactions with our officers or directors, or persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last three fiscal years.

The Merger Agreement

On April 17, 2015 (the “Closing Date”), we, Acquisition Sub and Content Checked entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which closed on the same date. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Content Checked, which was the surviving corporation and thus became our wholly-owned subsidiary.

Pursuant to the Merger, we acquired the business of Content Checked to develop, market and sell a smartphone application designed for use by those who suffer from food allergies and intolerances.

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At the closing of the Merger, each of the 1,000,000 shares of Content Checked’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 24 shares of our common stock. As a result, an aggregate of 24,000,000 shares of our common stock were issued to the holders of Content Checked’s stock.

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to certain indemnification provisions. Kris Finstad, our CEO and Chairman of the Board, will initially receive in the Merger all of the shares to which he is entitled, except for 500,000 shares of our Common Stock which will be held in escrow for one year to satisfy post-closing claims for indemnification by the Company (“Indemnity Shares”). Any of the Indemnity Shares remaining in escrow at the end of such one-year period shall be distributed to Mr. Finstad. The Merger Agreement also contains a provision providing that a certain pre-Merger stockholder of the Company will deposit 500,000 shares of our Common Stock in escrow for one year to satisfy post-closing claims for indemnification Content Checked and its pre-Merger shareholders (“Company Indemnity Shares”). Any of the Company Indemnity Shares remaining in escrow at the end of such one-year period shall be distributed to such stockholder. The value of the Indemnity Shares and the Company Indemnity Shares issued pursuant to the foregoing adjustment mechanisms is fixed at $0.50 per share. The foregoing mechanisms are the exclusive remedies of the Company on one hand and the pre-Merger stockholders of Content Checked and Content Checked for satisfying indemnification claims under the Merger Agreement.

The Merger will be treated as a recapitalization of the Company for financial accounting purposes. Content Checked will be considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Content Checked before the Merger in all future filings with the SEC.

The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of shares of our common stock to holders of Content Checked’s capital stock in connection with the Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and/or Regulation D and Regulation S promulgated by the SEC under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and some of these securities are subject to further contractual restrictions on transfer as described below.

We also agreed not to register under the Securities Act the resale of the shares of our Common Stock received in the Merger by Mr. Finstad and Mr. David R. Wells, our Interim Chief Financial Officer, for a period of six months following the closing of the Merger, provided that the foregoing will not prohibit us from registering for resale shares of common stock held by such persons with the written approval of the lead underwriter of any underwritten public offering of our securities for gross proceeds of at least $25 million.

The form of the Merger Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. All descriptions of the Merger Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

Split-Off

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, the Company transferred all of its pre-Merger operating assets and liabilities to its wholly-owned special-purpose subsidiary, Vesta International Split Off Corp., a Nevada corporation (“Split-Off Subsidiary”). Thereafter, pursuant to the Split-Off Agreement, the Company transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Mr. Yan Wang, the pre-Merger majority stockholder of the Company, and the former sole officer and sole director of the Company (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 24,400,000 shares of our common stock held by Yan Wang (which were cancelled and will resume the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities. All descriptions of the Split-Off Agreement and the General Release Agreement herein are qualified in their entirety by reference to the text thereof, filed as exhibits to the registration statement of which this prospectus is a part, which exhibits are incorporated herein by reference.

The Bridge Financings

Between August 2014 and April 2015, Content Checked offered and sold in a series of private placement to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

Additionally, on May 5, 2014, Content Checked offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015, subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of Content Checked. This security interest terminated upon conversion of the Secured Bridge Note.

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Upon the closing of the Merger and the PPO, the outstanding principal amount of the Unsecured Bridge Notes and Secured Bridge Note was automatically converted into shares of our common stock (as described below under “The Private Placement Offering”) at a conversion price of $0.45 and $0.40 per share, respectively.

The Private Placement Offering

Concurrently with the closing of the Merger the Company held a closing of its PPO in which it sold $166,700 of shares of common stock at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted common stock.

Purchasers of the restricted shares of our common stock have weighted average anti-dilution protection with respect to the shares of our common stock purchased by them in the PPO if within 24 months after the final closing of the PPO the Company shall issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions) for consideration per share less than $0.50. The aggregate gross proceeds of the PPO were $1,920,150 (including the aggregate principal amount of Unsecured Bridge Notes and Secured Bridge Notes converted and before deducting expenses of the offering, estimated at approximately $125,000).

The PPO was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D and/or Regulation S promulgated by the SEC thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D, and/or foreign investors in compliance with Regulation S.

The closing of the PPO and the closing of the Merger were conditioned upon each other.

In connection with the PPO we did not pay any finders fees or Placement Agent commissions.

Registration Rights

In connection with the PPO, we entered into a Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 90 calendar days from the final closing of the PPO, the Company will file a registration statement with the SEC (the “Registration Statement”) covering (a) the shares of Common Stock issued in the PPO (including those issued upon conversion of the Unsecured Bridge Notes and Secured Bridge Notes, and (b) other than any shares of our Common Stock issued to Mr. Finstad in the Merger, shares of our Common Stock issued to the shareholders of Content Checked, pursuant to the Merger Agreement (collectively, the “Registrable Shares”). We agreed to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 180 calendar days of filing with the SEC. If we are late in filing the Registration Statement or if the Registration Statement is not declared effective within 180 days of filing with the SEC, liquidated damages payable by us to the holders of Registrable Shares that have not been so registered will commence to accrue and cumulate at a rate equal to 1.00% of the Offering Price per share for each full month that (i) the Company is late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective by the SEC; provided, however, that in no event shall the aggregate of any such liquidated damages exceed 5% of the PPO offering price per share. No liquidated damages will accrue with respect to any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of Common Stock which may be included in the Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The holders of Registrable Shares (including any shares of Common Stock removed from the Registration Statement as a result of a Cutback Comment) shall have “piggyback” registration rights for such Registrable Shares with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement that would permit the inclusion of such shares.

We will pay all expenses in connection with any registration obligation provided in the Registration Rights Agreement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

The form of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as an exhibit hereto, which is incorporated herein by reference.

2015 Equity Incentive Plan

Before the Merger, our Board of Directors adopted, and our stockholders approved, our 2015 Equity Incentive Plan (the “2014 Plan”), which provides for the issuance of incentive awards of up to 5,000,000 shares of our common stock to officers, key employees, consultants and directors. See “Market Price of and Dividends on Common Equity and Related Stockholder Matters - Securities Authorized for Issuance under Equity Compensation Plans” below for more information about the 2015 Plan and the outstanding stock options.

Departure and Appointment of Directors and Officers

Our Board of Directors currently consists of 1 member. On the Closing Date, Yan Wang, our sole director before the Merger, resigned his position as a director, and Mr. Kris Finstad was appointed to the Board of Directors.

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Also on the Closing Date, Mr. Finstad was appointed as our Chief Executive Officer and President, David R. Wells was appointed as our Interim Chief Financial Officer, Secretary and Treasurer, by the Board.

See “Management – Directors and Executive Officers” below for information about our new directors and executive officers.

Lock-up Agreements and Other Restrictions

In connection with the Merger, each of Messrs. Finstad and Wells (the “Restricted Holders”), holding at that date in the aggregate of approximately 20 million shares of our Common Stock, entered into agreements (the “Lock-Up and No Shorting Agreements”), whereby they are restricted for a period of 6 months after the Merger from certain sales or dispositions of shares of our Common Stock held by them immediately after the Merger, except in certain limited circumstances.

Further, for a period of 12 months after the Merger, each Restricted Holder has agreed in the Lock-Up and No Shorting Agreements to be subject to restrictions on engaging in certain transactions, including effecting or agreeing to effect short sales, whether or not against the box, establishing any “put equivalent position” with respect to our Common Stock, borrowing or pre-borrowing any shares of our Common Stock, or granting other rights (including put or call options) with respect to our Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from our Common Stock, or otherwise seeks to hedge his position in our Common Stock.

Pro Forma Ownership

Immediately after giving effect to (i) the Merger and (ii) the cancellation of 24,400,000 shares in the Split-Off, and (iii) the closing of the PPO, there were 34,472,602 issued and outstanding shares of our common stock, as follows:

●	the stockholders of Content Checked prior to the Merger hold 24,000,000 shares of our common stock;

●	the stockholders of the Company prior to the Merger hold 6,173,202 shares of our common stock;

●	the investors in the Secured Bridge Notes, Unsecured Bridge Notes and the PPO hold 4,299,400 shares of our common stock; and

●	Mr. Wells will be issued 150,000 shares of our common stock.

In addition, the 2015 Plan authorizes issuance of up to 5,000,000 shares of our common stock as incentive awards to executive officers, key employees, consultants and directors.

Other than as set forth below under section captioned “Description of Securities — Other Convertible Securities,” no other securities convertible into or exercisable or exchangeable for our common stock are outstanding.

Our common stock is quoted on the OTCQB under the symbol “CNCK.”

Other Related Party Transactions

During the period since May 11, 2011 to March 31, 2015, our former sole officer and director loaned us $2,875. The loan is non-interest bearing, due upon demand and unsecured.

As of August 31, 2015, Mr. Finstad advanced to us the sum of $1,116,534 (the “Balance”), of which $923,457 (amount of advance as of June 30, 2015) was evidenced by an unsecured promissory note dated as of the same date issued by the Company to Mr. Finstad (the “Note”). The Note did not bear interest and had no set repayment terms, however if the principal and interest was not repaid by September 30, 2015, the interest was to be charged at the rate of 5% per annum beginning October 1, 2015. We anticipated repaying this amount to Mr. Finstad or converting it into shares of our common stock.

Simultaneously with the closing of the Secured Debenture Offering and effective as of September 3, 2015, we agreed with Mr. Finstad that he will convert the entire Balance into shares of our common stock at a conversion price of $0.96 per share, as full payment of the Balance. As a result of such conversion, we issued 1,163,056 shares of our common stock to Mr. Finstad on October 2, 2015. As part of such agreement, we also agreed to pay Mr. Finstad $242,000 in cash, which represents accrued and unpaid salary due to Mr. Finstad pursuant to his Employment Agreement from January 1, 2015 to September 2, 2015, from either proceeds of the Offering and/or from available cash.

On July 19, 2013, Content Checked entered into a consulting agreement with Mr. Finstad to serve as its CEO, and to provide related services. Such agreement was a month-to-month agreement that was subject to termination at any time prior by either of the parties. The agreement called for monthly payments of $30,000. On July 19, 2014, we entered into an employment agreement with Mr. Finstad which terminates June 30, 2016. The agreement calls for monthly payments of $30,000. For the fiscal year ended March 31, 2015 Content Checked incurred costs of $360,000 related to this agreement, and had an accrued and unpaid balance due to Mr. Finstad of $267,162 related to the agreement.

Pursuant to the terms of the Merger Agreement, Buyside has the right to appoint one person, reasonably acceptable to the remaining directors of Content Checked, for election as a member of our Board of Directors.

There are no family relationships between any of our former directors or executive officers and new directors or new executive officers.

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PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	transactions other than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 under the Securities Act, which generally permits the resale, subject to various terms and conditions, of restricted securities after they have been held for six months will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. The filing of our Current Report on Form 8-K/A on May 22, 2015, with the SEC started the running of such one-year period.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

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The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently quoted on the OTCQB and trades below $5.00 per share; therefore, our common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value of $0.001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors can elect all of the directors. Two holders of our common stock issued, outstanding and entitled to vote, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our Board, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of our common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on our common stock;

●	Diluting the voting power of our common stock;

●	Impairing the liquidation rights of our common stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or Bylaws would delay, defer or prevent a change in control.

Other Convertible Securities

Other than as set forth below, as of the date hereof, we do not have any outstanding convertible securities.

On September 3, 2015, we completed a private offering (the “Secured Debenture Offering”) with Hillair Capital Investments L.P. (the “Investor”) of our securities for total gross proceeds of $4,500,000. The securities were sold pursuant to the Securities Purchase Agreement, dated September 3, 2015 (the “SPA”), entered into by and between us and the Investor, and consisted of (i) 8% senior secured convertible debenture due July 1, 2017 in the principal amount of $5,040,000 (the “Debenture”) (ii) warrants to purchase approximately 6,300,000 shares of our common stock, which are exercisable at $0.96 per share (the “A Warrants”), and (iii) warrants to purchase approximately 6,300,000 shares of our common stock (the “B Warrants”), which are exercisable at $0.80 per share (the “B Warrants Exercise Price”). As long as all Debenture payments are made on time, the B Warrants will be surrendered by the Investor. The net proceeds of the Secured Debenture Offering will be used for general working capital. The SPA contains certain customary representations, warranties and covenants.

The Debenture was issued with principal amount equal to 112% of the gross proceeds and are convertible into shares of our common stock at any time prior to maturity at $0.80 per share (the “Conversion Price”), subject to certain conversion limitations set forth in the Debenture. We are obligated to pay interest to the holder on the aggregate unconverted and then outstanding principal amount of the Debenture at the rate of 8% per annum, payable quarterly, beginning on July 1, 2016. Interest is payable in cash. On each of October 1, 2016, January 1, 2017, April 1, 2017, and July 1, 2017, we are obligated to redeem the principal amount of the Debenture equal to $1,260,000, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the holder in respect of the Debenture. The Debenture contains customary affirmative and negative covenants. The Conversion Price is subject to “full ratchet” and other customary anti-dilution protections.

If any Event of Default (as defined in the Debenture) occurs, the outstanding principal amount of the Debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder’s election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of the Debenture, the interest rate on the Debenture shall accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.

The A Warrants and B Warrants are exercisable for a period of 62 months and are subject to “full ratchet” and other customary anti-dilution protections. As long as all Debenture payments are made on time, the B Warrants will be surrendered by the Investor. If we fail to timely make any interest or principal payment due and payable under the Debenture (a “Payment Breach”), subject to applicable cure period, then upon such Payment Breach, (x) the holder of the B Warrants shall have the ability to exercise the B Warrants into a number of shares underlying such B Warrants (the “Warrant Shares”) equal to 1/3 of the aggregate Warrant Shares into which such B Warrants may be potentially exercisable, (y) on the 2nd occurrence of any such Payment Breach, the holder of the B Warrants shall have the ability to exercise such B Warrants into a number of Warrant Shares equal to an additional 1/3 of the aggregate Warrant Shares into which such B Warrants may be potentially exercisable, and (z) on the 3rd occurrence of any such Payment Breach, the holder of the B Warrants shall have the ability to exercise such B Warrants into a number of Warrant Shares equal to the remaining 1/3 of the aggregate Warrant Shares into which such B Warrants may be potentially exercisable, and the B Warrants Exercise Price shall immediately be reduced to $0.50 per share (subject to adjustment thereunder).

As collateral security for all of our obligations under the SPA and related documents executed in connection with the Secured Debenture Offering, we and Content Checked granted the Investor a security interest in all of our and Content Checked’s assets pursuant to the terms of the Security Agreement, dated as of September 3, 2015 (the “Security Agreement”). To further secure our obligations, Content Checked also executed a Subsidiary Guarantee, dated as of September 3, 2015 (the “Guarantee”), pursuant to which it agreed to guaranty our obligations owed to the Investor.

All of the foregoing securities were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder and involved transactions by an issuer not involving any public offering.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

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Our by-laws state that we shall indemnify every (i) present or former director, officer, employee or agent of us and (ii) any person who served at our request as a director, officer, member, manager, partner, trustee, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each an “Indemnitee”).

Our by-laws provide that we shall indemnify an Indemnitee against expenses, including attorneys’ fees and disbursements, and costs (and in connection with a proceeding other than a proceeding by or in the right of the Company, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any proceeding in which such Indemnitee was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to our best interests, or with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful or (b) is not liable pursuant to NRS Section 78.138; provided, however, that in the event that an Indemnitee is found liable to us, we will have no obligation to indemnify such Indemnitee unless, and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as a court of competent jurisdiction or such other court shall deem proper.

The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective as of April 17, 2015, our Board of Directors dismissed Cutler and Co LLP (“C&C”) as our independent registered accounting firm and engaged RBSM LLP on April 29, 2015 (“Engagement Date”), to serve as our independent registered accounting firm. None of the reports of C&C on our financial statements for either of the two most recent fiscal years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended March 31, 2014 and March 31, 2013, filed with the SEC, included a going concern qualification in the report of C&C. During our two most recent fiscal years ended March 31, 2014, and March 31, 2013 and during the subsequent interim period preceding the date of C&C’s dismissal, there were no disagreements with C&C, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of C&C, would have caused them to make reference to the subject matter of the disagreement in connection with their report on our financial statements.

We provided C&C, with a copy of the disclosures it is making in this Current Report and has requested that C&C, furnish it with a letter addressed to the SEC stating whether they agree with the above statements. A copy of the letter, dated April 23, 2015, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

During our two most recent fiscal years and through the Engagement Date, neither we nor anyone on our behalf has previously consulted with RBSM LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided nor oral advice was provided to us that RBSM LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph 304(a)(1)(v)) of Regulation S-K).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

●	His or her act or failure to act constituted a breach of his or her fiduciary duty as a director or officer; and

●	His or her breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors. At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Foley Shechter LLP, 129 West 29th Street, 5th Floor, New York, New York 10001. Foley Shechter LLP is counsel to us and receives legal fees in accordance with an executed retainer agreement. Certain partners of Foley Shechter LLP are shareholders of the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

On July 14, 2015, we issued 150,000 shares of our common stock to certain partners of Foley Shechter LLP in consideration for legal and other services provided by them in connection with the Merger and transactions consummated thereunder and other corporate and securities laws matters. Certain partners of Foley Shechter LLP also received 150,000 shares of our common stock from certain unaffiliated shareholders in consideration for legal services provided to such shareholders in connection with certain pre-Merger legal matters.

EXPERTS

The consolidated financial statements of the Company as of, and for the fiscal year ended, March 31, 2015, appearing in the registration statement, of which this prospectus forms a part, have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of, and for the period then ended, March 31, 2014, appearing in the registration statement, of which this prospectus forms a part, have been audited by Cutler & Co., LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Content Checked as of, and for the fiscal years ended, March 31, 2015 and 2014, appearing in the registration statement, of which this prospectus forms a part, have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement of which this prospectus is a part. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

48

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENT CHECKED HOLDINGS, INC.

(f.k.a. Vesta International, Corp.)

CONTENT CHECKED, INC.

CONTENT CHECKED HOLDINGS, INC.

(f.k.a. Vesta International, Corp.)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Index to Pro Forma Financial Statements	F-32

Unaudited Pro Forma Consolidated Financial Statements	F-33

Notes to Unaudited Pro Forma Consolidated Financial Statements	F-36

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Content Checked Holdings, Inc.

(formerly Vesta International, Corp.)

We have audited the accompanying balance sheet of Content Checked Holdings, Inc. (formerly Vesta International Corp.) as of March 31, 2014 and the related statement of operations, changes in shareholders’ equity and cash flow for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Content Checked Holdings, Inc. (formerly Vesta International Corp.) as of March 31, 2014 and the related statement of operations and cash flow for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Cutler & Co., LLC
Arvada, Colorado
June 3, 2014

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Content Checked Holding, Inc.

We have audited the accompanying consolidated balance sheet of Content Checked Holding, Inc. (formerly Vesta International, Corp.) (the “Company”) as of March 31, 2015, and the related statements of operations, stockholders’ deficit, and cash flow for the year ended March 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2015, and the results of its operations and its cash flows for the year ended March 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses and has no established revenue stream. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ RBSM LLP

New York, New York

June 30, 2015

F-3

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Consolidated Balance Sheets

	March 31, 2015	March 31, 2014
Assets
Current Assets
Cash	$-	$21,093
Total Current Assets	-	21,093
Total Assets	$-	$21,093

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,055	$-
Loan from shareholder	2,875	2,875
Total Current Liabilities	8,930	2,875
Total Liabilities	8,930	2,875

Stockholders’ (Deficit) Equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2015 and 2014	-	-
Common stock, $0.001 par value, 250,000,000 shares authorized 30,573,200 shares issued and outstanding as of March 31, 2015 and 2014	30,573	30,573
Additional paid in capital	4,727	4,727
Accumulated deficit	(44,230)	(17,082)
Total Stockholders (Deficit) Equity	(8,930)	18,218
Total Liabilities and Stockholders’ (Deficit) Equity	$-	$21,093

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Consolidated Statements of Operations

	For the year ended
	March 31, 2015	March 31, 2014
Operating expenses:
Selling, general and administrative	$27,148	$16,760
Total operating expenses	27,148	16,760
Net loss before provision for income taxes	(27,148)	(16,760)
Income tax expenses	-	-

Net loss	$(27,148)	$(16,760)

Net loss per common share — basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding – basic and diluted	30,573,200	25,400,000

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Consolidated Statement of Stockholders’ (Deficit) Equity

For the years ended March 31, 2015 and 2014

	Common stock		Additional Paid-in-	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balances as of March 31, 2013 -	24,400,000	$24,400	$(14,400)	$(322)	$9,678
Common shares issued for cash at $0.004 per share in February 2014	6,173,200	6,173	19,127	-	25,300
Net loss for the year ended March 31, 2014	-	-	-	(16,760)	(16,760)
Balances as of March 31, 2014 -	30,573,200	$30,573	$4,727	$(17,082)	$18,218
Net loss for the year ended March 31, 2015	-	-	-	(27,148)	(27,148)
Balances as of March 31, 2015 -	30,573,200	$30,573	$4,727	$(44,230)	$(8,930)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Consolidated Statements of Cash Flows

	For the fiscal year ended
	March 31, 2015	March 31, 2014
Cash Flows from Operating Activities
Net loss	$(27,148)	$(16,760)
Changes in operating assets and liabilities:
Accounts payable	6,055	-
Net cash used in operating activities	(21,093)	(16,760)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Proceeds from the sale of common stock	-	25,300
Proceeds from loan from shareholder	-	2,500
Net cash proceeds from financing activity	-	27,800
Net increase in cash and cash equivalents	(21,093)	11,040

Cash and cash equivalents, beginning of period	21,093	10,053

Cash and cash equivalents, end of period	$-	$21,093

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Notes to the Consolidated Financial Statements

For the Years Ended March 31, 2015 and 2014

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Organization and Description of Business

Content Checked Holdings, Inc. (formerly Vesta International, Corp.) (the “Company”, “we” or “us”) was incorporated under the laws of the State of Nevada on May 11, 2011 (“Inception”) and has adopted a March 31 fiscal year end. Prior to the Merger (as defined elsewhere), we planned to market and distribute ceramic sanitary ware produced in China in the European and North American markets. Since May 11, 2011 (“Inception”) through March 31, 2015, the Company has not generated any revenue and has accumulated losses of $44,230.

Our principal executive offices are located at 8730 Sunset Blvd., Suite 240, West Hollywood, California 90069. Our website address is www.content checked.com.

NOTE 2 - GOING CONCERN

As shown in the accompanying consolidated financial statement, the Company has accumulated a deficit of $44,230 as of March 31, 2015 and further losses are anticipated in the development of its business. Further, the Company has not yet established an ongoing source of revenues sufficient to cover its operating cost. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans from directors and, or, the sale of shares of common stock. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive Source evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company has earned revenue types from sale of gold as well as contract processing of third party’s gold ore in our production facilities. Revenue from sale of gold is recognized when title and risk of loss is passed on to the customer generally upon manual delivery of product to the customer subject to assurance of collection. Contract processing income is recognized when services are performed and collection is assured.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year-end is March 31.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-8

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company’s bank accounts are deposited in insured institutions. The funds are insured up to $250,000. At March 31, 2015 the Company had no cash in the bank.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of the Company’s accounts payable and loan from shareholder approximates its fair value due to its short-term maturity.

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the “SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification. The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on its unaudited condensed consolidated financial statements.

Reclassifications

Certain reclassifications have been made to confirm prior period data to the current presentation. These reclassifications had no effect on reported income.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740 “Income Taxes”. Under ASC 740 deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. Under ASC 740, the impact of an uncertain tax position on the income tax return may only be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. At March 31, 2015, there were no unrecognized tax benefits.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $0 during years ended March 31, 2015 and 2014.

F-9

Stock-Based Compensation

As of March 31, 2015, the Company has not issued any stock-based payments to its employees.

Stock-based compensation is accounted for at fair value in accordance with ASC 718, when applicable. To date, the Company has not adopted a stock option plan and has not granted any stock options.

Basic and Diluted Income (Loss) Per Share

The Company computes income (loss) per share in accordance with FASB ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted income (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

For the years ended March 31, 2015 and 2014, there were no potentially dilutive debt or equity instruments issued or outstanding and any such shares would have been excluded from the computation because they would have been anti-dilutive as the Company incurred losses in these periods.

NOTE 4 - LOAN FROM SHAREHOLDER

In support of the Company’s efforts and cash requirements, it may rely on advances from related parties until such time that the Company can support its operations or attains adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are considered temporary in nature and have not been formalized by a promissory note.

As on March 31, 2015, the Company’s principal shareholder and sole director loaned the Company $2,875 to pay for incorporation costs and operating expenses. As of March 31, 2015 and 2014, the amount outstanding was $2,875 and $2,875. The loan is non-interest bearing, due upon demand and unsecured.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

On April 16, 2013, the Company entered into an agreement (“the Agreement”) with Tangshan Monopy Ceramic Co., LTD. (“the Supplier’). Under the terms of the Agreement, which expired on March 31, 2015, the Company was entitled, but not obligated, to acquire a maximum of $850,000 of ceramic sanitary ware from the Supplier. The Company as required to pay in advance for 100% of the purchase price of any purchases it may make under the Agreement, and the Supplier is obligated to deliver all products purchased by the Company within 35 days of receiving payment, directly to the Company’s customers. At the time of this Report, the Agreement expired, and the Company did not make any purchase under the Agreement.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

NOTE 6 - STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company’s Board of Directors authorized, and stockholders holding approximately 79.8% of the outstanding shares of our common stock, par value $0.001, approved by written consent, in accordance with Nevada corporate law, the filing of a Certificate of Amendment to our Articles of Incorporation (the “Certificate”) with the Secretary of State of the State of Nevada, which (i) changed our name from Vesta International Corp. to Content Checked Holdings, Inc., and (ii) increased our authorized capital stock as described below. The Certificate was filed and was effective for corporate law purposes on December 18, 2014.

We may issue shares of Preferred Stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by our Board of Directors. Our Board of Directors will have the power to increase or decrease the number of shares of Preferred Stock of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease will resume the status of authorized but unissued shares of Preferred Stock.

F-10

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the Common Stock until and unless our Board of Directors determines the specific rights of the holders of the Preferred Stock; however, these effects may include: restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, or delaying or preventing a change in control of the Company without further action by the stockholders.

Common Stock

The Company’s Board of Directors authorized, and stockholders holding approximately 79.8% of the outstanding shares of our Common Stock approved by written consent, in accordance with Nevada corporate law, the filing of a Certificate of Amendment to our Articles of Incorporation (the “Certificate”) with the Secretary of State of the State of Nevada, which (i) changed our name from Vesta International Corp. to Content Checked Holdings, Inc., and (ii) increased our authorized capital stock as described below. The Certificate was filed and was effective for corporate law purposes on December 18, 2014.

The Certificate changed the aggregate number of shares of capital stock which we shall have the authority to issue to two hundred and sixty million (260,000,000) shares, consisting of two hundred and fifty million (250,000,000) shares of common stock, par value of $0.001 per share (“Common Stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Our Board of Directors declared a 2.44-for-1 forward stock split on our Common Stock, in the form of a dividend, with a record date of January 20, 2015, a payment date of January 26, 2015, an ex-dividend date of January 27, 2015. The stock split entitled each of our shareholders as of the record date to receive 2.44 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split were distributed on the payment date.

All references in this registration statement, of which this prospectus forms a part, to the number of shares issued and outstanding in these financial states have been retrospectively restated for the forward split.

On March 19, 2013, the Company issued 24,400,000 shares of its Common Stock at approximately $0.0004 per share for total proceeds of $10,000.

During February 2014, the Company issued 6,173,200 shares of its common stock at approximately $0.004 per share for total proceeds of $25,300.

As of March 31, 2015 and 2014, there were 30,573,200 shares of our common stock issued and outstanding.

Stock Split

Our Board of Directors declared a 2.44 for-1 forward stock split on our Common Stock, in the form of a dividend, with a record date of January 20, 2015, a payment date of January 26, 2015, an ex-dividend date of January 27, 2015. The stock split entitled each of our shareholders as of the record date to receive 2.44 additional shares of common stock for each one share owned. Additional shares issued as a result of the stock split were distributed on the payment date. As of the ex-dividend date, the Common Stock began trading on a post-split adjusted basis.

NOTE 7 - INCOME TAXES

As of March 31, 2015 and 2014, the Company had net operating loss carry forwards of $44,230 and $17,082, respectively, that may be available to reduce future years’ taxable income through 2034. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

NOTE 8 - SUBSEQUENT EVENTS

On April 17, 2015, the Company’s wholly owned subsidiary, Content Checked Acquisition Corp., a corporation formed in the State of Wyoming (“Acquisition Sub”), merged (the “Merger”) with and into Content Checked, Inc., a corporation incorporated in the State of Wyoming (“Content Checked”). Content Checked was the surviving corporation in the Merger and became our wholly owned subsidiary. As a result of the Merger, we discontinued our pre-Merger business and acquired the business of Content Checked and will continue the existing business operations of Content Checked as a publicly traded company under the name Content Checked Holdings, Inc.

In connection with the Merger and pursuant to the Split-Off Agreement (defined below), we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholders, in exchange for the surrender by them and cancellation of 24,400,000 shares of our Common Stock.

As a result of the Merger and Split-Off, we discontinued our pre-Merger business and acquired the business of Content Checked, and will continue the existing business operations of Content Checked as our wholly owned subsidiary.

Also on April 17, 2015, we closed a private placement offering (the “PPO”) of 4,299,400 shares of our restricted common stock.

On April 15, 2015 the Company received a loan from an unaffiliated shareholder in the amount of $45,000. The unsecured loan is due six months from the date made and accrues interest at the rate of 5% per annum until paid in full.

F-11

CONTENT CHECKED INC.

FINANCIAL STATEMENTS

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Content Checked, Inc.

We have audited the accompanying balance sheet of Content Checked, Inc. (the “Company”) as of March 31, 2015 and 2014, and the related statements of operations, stockholders’ deficit, and cash flows for each of the periods then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2015 and 2014, and the results of its operations and its cash flows for the periods the ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficiency and has no established revenue stream. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ RBSM LLP

New York, New York

May 21, 2015

F-13

CONTENT CHECKED, INC.

BALANCE SHEETS

	March 31, 2015	March 31, 2014
Assets
Current Assets
Cash and cash equivalents	$1,246,197	$126,878
Prepaid expenses	3,000	-
Total Current Assets	1,249,197	126,878
Capitalized software, net	10,551	13,551
Total Assets	$1,259,748	$140,430

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$5,000	$3,204
Accrued liabilities - related party	267,162	82,276
Secured note	250,000	-
Unsecured notes	1,403,450	-
Due to related party	597,242	145,979
Total Liabilities	2,522,854	231,459

Stockholders’ Equity:
Common stock, no par value; 1,000,000 shares authorized; 1,000,000 shares issued and outstanding	310,000	310,000
Accumulated deficit	(1,573,106)	(401,029)
Total stockholders’ deficit	(1,263,106)	(91,029)
Total Liabilities and Stockholders’ Deficit	$1,259,748	$140,430

See accompanying notes to financial statements

F-14

CONTENT CHECKED, INC.

STATEMENT OF OPERATIONS

		For the period from
	For the fiscal year ended	July 19, 2013 (Inception) to
	March 31, 2015	March 31, 2014
Operating expenses
General and administrative	$1,172,077	$401,029
Total operating expenses	1,172,077	401,029

Net Loss before provision for income taxes	$1,172,077	$401,029
Income tax expense	-	-
Net Loss	$1,172,077	$401,029

Net loss per common share
Basic and diluted	$(1.17)	$(0.40)
Weighted average number of common share outstanding
Basic and diluted	1,000,000	1,000,000

See accompanying notes to financial statements

F-15

CONTENT CHECKED, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

For the period from July 19, 2013 (Inception) to March 31, 2015

	Common stock		Accumulated	Total Stockholders’
	Shares	Amount	Deficit	deficit
Balance as of July 19, 2013 (Inception)	-	$-	$-	$-
Common stock issued to Founders	962,000	-	-	-
Issuance of Common Stock in cash	38,000	310,000	-	310,000
Net loss	-	-	(401,029)	(401,029)
Balance as of March 31, 2014	1,000,000	$310,000	$(401,029)	$(91,029)

Net loss	-	-	(1,172,077)	(1,172,077)
Balance as of March 31, 2015	1,000,000	$310,000	$(1,573,106)	$(1,263,106)

See accompanying notes to financial statements

F-16

CONTENT CHECKED, INC.

STATEMENT OF CASH FLOWS

		For the period from
	For the fiscal year ended	July 19, 2013 (Inception) to
	March 31, 2015	March 31, 2014
Cash Flows from Operating Activities
Net loss	$(1,172,077)	$(401,029)
Amortization	3,000	1,449
Debt issuance cost	35,000	-
Changes in operating assets and liabilities:
Prepaid expenses	(3,000)	-
Accounts payable	1,796	3,204
Accrued expenses	267,162	-
Due to related party	368,987	228,255
Net cash used in operating activities	(499,131)	(168,122)

Cash Flows from Investing Activities
Payment for Software	-	(15,000)
Net cash used in Investing activities	-	(15,000)

Cash Flows from Financing Activities
Proceeds from the sale of common stock	-	310,000
Proceeds from convertible secured note	250,000	-
Proceeds from convertible unsecured notes, net of debt issuance cost	1,368,450	-
Net cash provided by financing activities	1,618,450	310,000
Net increase in cash and cash equivalents	1,119,319	126,878

Cash and Cash Equivalents, beginning of period	126,878	-

Cash and Cash Equivalents, end of period	$1,246,197	$126,878

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest	$-	$-

Cash paid during the period for income taxes	$-	$-

See accompanying notes to financial statements

F-17

CONTENT CHECKED, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of the Business

Content Checked, Inc. (“Content Checked” or the “Company”) was incorporated under the laws of the State of Wyoming on July 19, 2013 (Inception) and its fiscal year end is March 31.

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. The Company believes it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. The Company has unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015 the Company released Sugar Checked (Sugarcheckedsm). The addressable U.S. ‘No Sugar’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

The design of the database and the application, as well as certain aspects of the database content, were acquired from a related party in return for founder’s shares. Because the transaction was with a related party there is no value assigned to the transaction.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Capitalization of Fixed Assets

The Company capitalizes expenditures related to property and equipment, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

Development Stage Company

In June 2014, the Financial Accounting Standards Board issued Accounting Standards update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including on Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The Company has chosen to early adopt this standard. Consequently, these financial statements do not include certain information previously required.

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration, if events or circumstances indicate that their carrying amount might not be recoverable.

F-18

Income Taxes

The Company utilizes FASB ASC 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company generated a deferred tax asset through its net operating loss carry-forward. However, a valuation allowance of 100% has been established due to the uncertainty of the Company’s realization of the net operating loss carry forward prior to its expiration.

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from July 19, 2013 (inception) through March 31, 2015. The Company has not yet filed tax returns for the year ended March 31, 2015.

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as general and administrative expense when assessed.

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a cumulative net loss from inception (July 19, 2013) to March 31, 2015 of $1,573,106. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease development of operations.

In order to continue as a going concern and to develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Consulting/Employment Agreement

On July 19, 2013, the Company entered into a consulting agreement with Kris Finstad to serve as the Company’s CEO and related services. Such consulting agreement was a month-to-month agreement that was subject to termination at any time prior by either of the parties. The agreement called for monthly payments of $30,000. On July 31, 2014, and effective as of July 14, 2014, we entered into an employment agreement with Mr. Finstad which terminates on June 30, 2016. The employment agreement calls for monthly payments of $30,000 and Mr. Finstad is eligible to earn an annual bonus. After the initial term, the employment agreement shall be automatically renewed for successive one year periods unless terminated by either party on at least 60 days written notice prior to the end of the then-current term. For the period ended March 31, 2015 and 2014 had an accrued and unpaid balance due to Mr. Finstad of $267,162 and $82,276, respectively. As of March 31, 2015, the employment agreement was still in place.

Note 4 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company incurred a net operating loss for income tax purposes of $1,573,106 for the period from July 19, 2013 (inception) through March 31, 2015. This amount is available for carry forward for use in offsetting taxable income of future years through 2032. The net operating loss carry forward resulted in a deferred tax asset of $1,573,106 and $401,029 at March 31, 2015 and 2014, which is reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.

Availability and utilization of the net operating loss carry forward may be limited due to changes in control.

F-19

Note 5 – Fixed Assets and Intangible Assets

Fixed assets and intangible assets consisted of the following:

	March 31, 2015	March 31, 2014
Capitalized Software	$15,000	$15,000
Less accumulated amortization	(4,449)	(1,449)
Capitalized Software, net	$10,551	$13,551

For the period ended March 31, 2015 and 2014, the Company incurred amortization expenses of $3,000 and $1,449, respectively related to this software asset.

Note 6 – Due to Related Party

The Chief Executive Officer has advanced the Company the sum of $597,242 and $145,979, in the form of an unsecured promissory note payable as of March 31, 2015 and 2014, respectively. The note, which may be increased as additional funds may be advanced to the Company by the Company Chief Executive Officer, does not include interest and has no set repayment terms, however the Company anticipates paying this amount to Mr. Finstad. These amounts are in addition to those that are due and payable to Mr. Finstad described in Note 3 – Consulting/Employment Agreement.

Note 7 – Convertible Notes

During the year ended March 2015 and subsequently in April 2015, the Company offered and sold in a series of private placement to accredited investors an aggregate of $1,403,450 and $100,000 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below in Note 9 – Subsequent Events. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

On May 5, 2014, the Company offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015 (as amended), subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below in Note 9 – Subsequent Events, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of the Company. This security interest terminated upon conversion of the Secured Bridge Note.

Note 8 – Capital Stock

The total number of shares of all classes of capital stock, which the Company is authorized to issue, is 1,000,000 shares, consisting of 1,000,000 shares of common stock, no par value. During the period from July 19, 2013 (inception) to March 31, 2014, the Company issued 962,000 shares of common stock to its founders. During that period, the Company also sold 38,000 shares to investors for proceeds of $310,000. During the year ended March 31, 2015 no new shares were issued.

As of March 31, 2015 there were 1,000,000 shares of common stock issued and outstanding.

Note 9 – Subsequent Events

Conversion of the Financings

Subsequent to the fiscal year ended March 31, 2015, between August 2014 and April 2015, Content Checked offered and sold in a series of private placement to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

Additionally, on May 5, 2014, Content Checked offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015, subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of Content Checked. This security interest terminated upon conversion of the Secured Bridge Note.

Upon the closing of the Merger and the PPO, the outstanding principal amount of the Unsecured Bridge Notes and Secured Bridge Note was automatically converted into shares of our common stock (as described below under “The Private Placement Offering”) at a conversion price of $0.45 and $0.40 per share, respectively.

F-20

The Private Placement Offering

Subsequent to the fiscal year ended March 31, 2015, and concurrent with the closing of the Merger the Company held a closing of its PPO in which it sold $166,700 of shares of common stock at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted common stock.

Purchasers of the restricted shares of our common stock have weighted average anti-dilution protection with respect to the shares of our common stock purchased by them in the PPO if within 24 months after the final closing of the PPO the Company shall issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions) for consideration per share less than $0.50. The aggregate gross proceeds of the PPO were $1,920,150 (including the aggregate principal amount of Unsecured Bridge Notes and Secured Bridge Notes converted and before deducting expenses of the offering, estimated at approximately $125,000).

The PPO was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D and/or Regulation S promulgated by the SEC thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D, and/or foreign investors in compliance with Regulation S.

The closing of the PPO and the closing of the Merger were conditioned upon each other.

In connection with the PPO we did not pay any finder’s fees or Placement Agent commissions.

The Reverse Merger

Subsequent to the fiscal year ended March 31, 2015, on April 17, 2015 the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which closed on the same date. The parties to the transaction were the Company (“CCI” or the “Company”), a subsidiary of CNCK (as defined herein) created for the purpose of the merger transaction (“Acquisition Sub”), and Content Checked Holdings, Inc., a publicly traded company (“CNCK”). Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into CCI, resulting in CCI being the surviving corporation and becoming a wholly-owned subsidiary of CNCK.

At the closing of the Merger, each of the 1,000,000 shares of CCI’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 24 shares of CNCK’s common stock. As a result, an aggregate of 24,000,000 shares of CNCK’s common stock were issued to the holders of CCI’s stock.

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to certain indemnification provisions. Kris Finstad, our CEO and Chairman of the Board, will initially receive in the Merger all of the shares to which he is entitled, except for 500,000 shares of CNCK’s common stock which will be held in escrow for one year to satisfy post-closing claims for indemnification by CNCK (“Indemnity Shares”). Any of the Indemnity Shares remaining in escrow at the end of such one-year period shall be distributed to Mr. Finstad. The Merger Agreement also contains a provision providing that a certain pre-Merger stockholder of CNCK will deposit 500,000 shares of CNCK’s common stock in escrow for one year to satisfy post-closing claims for indemnification by Content Checked and its pre-Merger shareholders (“CNCK Indemnity Shares”). Any of the CNCK Indemnity Shares remaining in escrow at the end of such one-year period shall be distributed to such stockholder. The value of the Indemnity Shares and the CNCK Indemnity Shares issued pursuant to the foregoing adjustment mechanisms was fixed at $0.50 per share.

The issuance of shares of CNCK’s common stock to holders of CCI’s common stock in connection with the Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts transactions by an issuer not involving any public offering, and/or Regulation D and Regulation S promulgated by the SEC under the Securities Act. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and some of these securities are subject to further contractual restrictions on transfer as agreed to by the parties to the Merger.

F-21

Content Checked Holdings, Inc.

(f.k.a. Vesta International, Corp.)

F-22

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Condensed Consolidated Balance Sheets

	June 30, 2015	March 31, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,002,923	$1,246,197
Accounts receivable	18,760	-
Prepaid expenses	10,000	3,000
Total Current Assets	2,031,683	1,249,197
Capitalized software, net	9,801	10,551
Total Assets	$2,041,484	$1,259,748

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$26,863	$5,000
Accrued liabilities - related party	357,162	267,162
Deferred revenue	4,112	-
Note payable	45,000	-
Secured note	-	250,000
Unsecured notes	-	1,403,450
Due to related party	923,457	597,242
Total Liabilities	1,356,593	2,522,854

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value, 250,000,000 shares authorized at June 30, 2015 and March 31, 2015; 34,472,602 and 24,000,000 shares issued and outstanding at June 30, 2015 and March 31, 2015, respectively	34,472	24,000
Additional paid in capital	2,192,677	286,000
Accumulated deficit	(1,542,259)	(1,573,106)
Total stockholders’ equity (deficit)	684,891	(1,263,106)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,041,484	$1,259,748

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended	For the three months ended
	June 30, 2015	June 30, 2014
Revenue	$443,556	$-

Operating expenses
General and administrative	412,709	326,343
Total operating expenses	412,709	326,343

Income (loss) from operations	30,847	(326,343)

Other income (expenses):
Total other expenses	-	-

Income (loss) from operations before income taxes	30,847	(326,343)

Provision for income taxes	-	-

Net income (loss)	$30,847	$(326,343)

Net income (loss) per share – basic and diluted	$0.00	$(0.01)

Weighted average number of common shares – basic and diluted	32,162,745	24,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-24

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended	For the three months ended
	June 30, 2015	June 30, 2014
Cash Flows from Operating Activities
Net income (loss)	$30,847	$(326,343)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities
Amortization	750	750
Debt issuance cost	5,000	-
Changes in operating assets and liabilities:
Accounts receivable	(18,760)	-
Prepaid expense	(7,000)	-
Accounts payable and accrued liabilities	111,862	(74,076)
Deferred revenue	4,112	-
Net cash provided by (used in) operating activities	126,811	(399,669)

Cash Flows from Investing Activities	-	-
Net cash from investing activities	-	-

Cash Flows from Financing Activities
Proceed from sale of common stock, net	163,700	-
Due to related party	326,215	56,254
Proceeds from note payable	40,000	-
Proceeds from convertible notes	100,000	250,000
Net cash provided by financing activities	629,915	306,254

Net increase (decrease) in cash and cash equivalents	756,726	(93,415)

Cash and Cash Equivalents, beginning of period	1,246,197	126,878

Cash and Cash Equivalents, end of period	$2,002,923	$33,463

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Common stock issued for reverse merger capitalization	$30,573	$-
Common Stock surrender and cancellation in connection with reverse merger	$24,400	$-
Common stock issued for secured loan conversion	$250,000	$-
Common stock issued for unsecured loan conversion	$1,503,450	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-25

Content Checked Holdings, Inc.

(Formerly Vesta International, Corp.)

Notes to the Condensed Consolidated Financial Statements

For the Three Months Ended June 30, 2015 and 2014

(Unaudited)

Note 1 – Organization and Business Operations

Organization and Description of Business

Content Checked Holdings, Inc. (formerly Vesta International, Corp.) (the “Company”, “we,” “us” or “our”) was incorporated under the laws of the State of Nevada on May 11, 2011 and has adopted a March 31 fiscal year end. Content Checked, Inc. (“Content Checked”) was incorporated under the laws of the State of Wyoming on July 19, 2013 (“Inception”) and its fiscal year end is March 31.

Content Checked created and on July 21, 2014 released to the market its initial application, in an anticipated suite of applications the Content Checkedsm smartphone application designed for use by those who suffer from food allergies and intolerances. The application allows its users the ability to scan product’s bar code and determine if it is safe for consumption. Their friends and family can also use it to assist in their food selections. The Company believes it has created the first application with genuine comprehensive content information and in-depth allergen definitions for most U.S. food products and is designed to meet the need for millions of people in the United States. The Company has unique database of allergens and food ingredients that directly correlate with allergies and intolerances. Currently there are several hundreds of thousand products database and it is constantly growing. The application is highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

The Content Checkedsm smartphone application helps users to personalize their shopping lists and makes sure they purchase products that compatible with their specific allergies and intolerances. The Content Checkedsm application and supporting database allows its user to save time and make better decisions while grocery shopping since the application will guide and direct shopping.

On September 1, 2014 the Company released MigraineChecked. Statistics indicate that over 36 million Americans have the disease. Similar in function to Content Checked, MigraineChecked allows the user to scan and avoid known triggers in food and drinks. The Company is able to utilize its existing comprehensive menu and recipe database to provide recommendations how to prepare food for individuals with Migraine headaches. MigraineChecked allows you to set up profiles and favorites for not just yourself but also your friends and family making sharing of favorites and ideas fun and simple. MigraineChecked allows food manufacturers to showcase their products in an effective and relevant way. They now have a platform to communicate to those having special food preferences, a variety of alternatives that are better suited to them. Both manufacturers and consumers benefit from targeted communication.

In June 2015 the Company released Sugar Checked (Sugarcheckedsm). The addressable U.S. ’‘No Sugar’’ market is approximately 98 million people in the danger zone of developing type 2 diabetes.

Our principal executive offices are located at 8730 Sunset Blvd., Suite 240, West Hollywood, California 90069. Our website address is www.contentchecked.com.

Note 2 – Merger

On April 17, 2015, our wholly owned subsidiary, Content Checked Acquisition Corp., a corporation formed in the State of Wyoming (“Acquisition Sub”), merged (the “Merger”) with and into Content Checked. Content Checked was the surviving corporation in the Merger and became our wholly owned subsidiary. All of the outstanding 1,000,000 shares of common stock of Content Checked were converted into 24,000,000 shares of our common stock. As a result of the Merger, we discontinued our pre-Merger business and acquired the business of Content Checked and we are continuing the existing business operations of Content Checked as a publicly traded company under the name “Content Checked Holdings, Inc.”

In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations – Reverse Acquisitions, Content Checked was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of 30,573,200 common stock of our capital structure.

In connection with the Merger and pursuant to the Split-Off Agreement that we entered into with our former CEO and sole director (and our pre-Merger majority stockholder) (the “Split-Off Agreement”), we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholders, in exchange for the surrender by them and cancellation of 24,400,000 shares of our common stock and as a result, existing stockholders retained 6,173,200 common shares.

All reference to common stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

In accordance with “reverse merger” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Content Checked prior to the Merger in all future filings with the SEC, beginning with the Quarterly Report for the first fiscal quarter ended June 30, 2015. Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). As a result of the Merger, we ceased to be a shell company.

F-26

Note 3 – Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had a cumulative net loss from Inception to June 30, 2015 of $1,542,259. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. Our ability to continue as a going concern is dependent on our Company continuing to obtain adequate capital to fund operating losses until we establish an adequate revenue stream and become profitable.

In order to continue as a going concern and to develop a reliable source of revenues, and achieve a profitable level of operations we could need, among other things, additional capital resources. If needed, our management expects to raise additional capital through borrowing and sales of equity and/or debt. However, management cannot provide any assurances that we will be successful in accomplishing any of our plans.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Note 4 – Summary Of Significant Accounting Policies

General

The accompanying condensed consolidated financial statements as of June 30, 2015 and March 31, 2015 and for the three months ended June 30, 2015 and 2014 are unaudited. These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and are presented in accordance with the requirements of Rule S-X of the Securities and Exchange Commission (the “SEC”) and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Our operating results for the three months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2016. Our unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of and for the year ended March 31, 2015 and footnotes thereto included in our Annual Report on Form 8-K/A filed with the SEC on May 22, 2015.

Basis of Presentation

Our unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Our unaudited condensed consolidated financial statements include the accounts of our Company and our wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

F-27

Capitalization of Fixed Assets

We capitalize expenditures related to property and equipment, subject to a minimum rule, that have a useful life greater than one year for: (1) assets purchased; (2) existing assets that are replaced, improved or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

Impairment of Long-Lived Assets

We review and evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The assets are subject to impairment consideration, if events or circumstances indicate that their carrying amount might not be recoverable.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive source evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. We anticipate earning revenue from net fees related to the download of our software application mainly through iTunes and Google (the “Marketing Partners”). Revenue from sale of downloads is recognized upon download from the Marketing Partners sites, and the periodic reports that we are provided, net of reserves based on management’s estimates of same. Additionally, we expect to earn revenue from the sale of advertising and product placement related to the use of our application. This revenue will be accounted for as earned when the product is delivered to the end user.

Advertising Costs

Our policy regarding advertising is to expense advertising when incurred. We incurred advertising expense of $3,174 and $23,139 during three months ended June 30, 2015 and 2014, respectively.

Stock-Based Compensation

As of June 30, 2015, we have not issued any stock-based payments to our employees.

Stock-based compensation is accounted for at fair value in accordance with ASC 718, when applicable. In April 2015, our Board of Directors adopted and the majority of our stockholders approved, our 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan reserves a total of 5,000,000 shares of our common stock for issuance thereunder. The 2015 Plan authorizes grants to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code and stock appreciation rights. As of June 30, 2015 we have not granted any stock options.

Basic and Diluted Income (Loss) Per Share

We compute income (loss) per share in accordance with FASB ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted income (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

For the three months ended June 30, 2015 and 2014, there were no potentially dilutive debt or equity instruments issued or outstanding and therefore no diluted shares available as of June 30, 2015 and 2014. Further, any such shares would have been excluded from the computation because they would have been anti-dilutive as we incurred loss during 2014.

Fair Value of Financial Instruments

ASC 820 “Fair Value Measurements and Disclosures” establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

F-28

These tiers include:

Level 1: defined as observable inputs such as quoted prices in active markets;

Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3: defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of our accounts payable and loan from shareholder approximates our fair value due to our short-term maturity.

Impact of New Accounting Standards

We have adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification. We have reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, we believe that none of these pronouncements will have a significant effect on our unaudited condensed consolidated financial statements.

Reclassifications

Certain reclassifications have been made to confirm prior period data to the current presentation. These reclassifications had no effect on our reported income.

Income Taxes

We account for income taxes pursuant to FASB ASC 740 “Income Taxes”. Under ASC 740 deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. Under ASC 740, the impact of an uncertain tax position on the income tax return may only be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. At June 30, 2015, there were no unrecognized tax benefits.

Note 5 – Fixed Assets and Intangible Assets

Fixed assets and intangible assets consisted of the following:

	June 30, 2015	March 31, 2015
Capitalized Software	$15,000	$15,000
Less accumulated amortization	(5,199)	(4,449)
Capitalized Software, net	$9,801	$10,551

For the three months ended Jun 30, 2015 and 2014, we incurred amortization expenses of $750 and $750, respectively related to this software asset.

F-29

Note 6 – Consulting/Employment Agreement

On July 19, 2013, the Company entered into a consulting agreement with Kris Finstad to serve as the Company’s CEO and related services. Such agreement was a month-to-month agreement that was subject to termination at any time prior by either of the parties. The agreement called for monthly payments of $30,000. On July 19, 2014, the Company entered into an employment agreement with Mr. Finstad which terminates June 30, 2016. The agreement calls for monthly payments of $30,000 and Mr. Finstad is eligible to earn an annual bonus. After the initial term, the agreement shall be automatically renewed for successive one year periods unless terminated by either party on at least 60 days written notice prior to the end of the then-current term. As of June 30, 2015 and March 31, 2015 there was an accrued and unpaid balance due to Mr. Finstad of $357,162 and $267,162, respectively, under the employment agreement. As of June 30, 2015, the employment agreement remained in place.

Note 7 – Convertible Notes

Between August 2014 and April 2015, Content Checked offered and sold in a series of private placements to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

Additionally, on May 5, 2014, Content Checked offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015, subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of Content Checked. This security interest terminated upon conversion of the Secured Bridge Note.

Upon the closing of the Merger and the PPO, the outstanding principal amount of the Unsecured Bridge Notes and Secured Bridge Note was automatically converted into shares of our common stock at a conversion price of $0.45 and $0.40 per share, respectively.

On April 15, 2015, we received a loan from Buyside Equity Partners, LLC in the amount of $45,000. The unsecured loan is due six months from the date made and accrues interest at the rate of 5% per annum until paid in full.

Note 8 – Due to Related Party

The Chief Executive Officer has advanced the Company the sum of $923,457 and $597,242, in the form of an unsecured promissory note payable as of June 30, 2015 and March 31, 2015, respectively. The note, which may be increased as additional funds may be advanced to the Company by the Company Chief Executive Officer, does not include interest and has no set repayment terms, however the Company anticipates repaying this amount to Mr. Finstad. These amounts are in addition to those that are due and payable to Mr. Finstad described in Note 5 – Consulting/Employment Agreement.

Note 9 – Stockholders’ Equity

As of June 30, 2015 the aggregate number of shares of capital stock which we have the authority to issue is two hundred and sixty million (260,000,000), consisting of two hundred and fifty million (250,000,000) shares of common stock, par value of $0.001 per share (the “common stock”), and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (“preferred stock”).

As part of the Merger, all of the outstanding 1,000,000 shares of commons stock of Content Checked were converted into 24,000,000 shares of our common stock.

In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations – Reverse Acquisitions, Content Checked was the acquiring entity for accounting purposes. While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of 30,573,200 common stock of our capital structure.

F-30

In connection with the Merger and pursuant to the Split-Off Agreement, we transferred our pre-Merger assets and liabilities to our pre-Merger majority stockholders, in exchange for the surrender by them and cancellation of 24,400,000 shares of our common stock and as a result, existing stockholders retained 6,173,200 common shares.

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse acquisition as if the transaction had taken place as of the beginning of the earliest period presented.

Also on April 17, 2015, in connection with the closing of the Merger, we sold 333,400 shares of our common stock for the net proceeds of $163,700, converted the Secured Bridge Note of $250,000 into 625,000 shares of our common stock and converted the Unsecured Bridge Notes totaling $1,503,450 into 3,341,000 shares of our common stock, resulting in the total issuance of 4,299,400 shares of our common stock.

As of June 30, 2015 and March 31, 2015, there were 34,472,602 and 24,000,000 shares of our common stock issued and outstanding, respectively, and no preferred stock issued and outstanding.

Note 10 – Commitments & Contingencies

Operating lease

On February 4, 2015, the Company entered into office lease agreement with Sunset Towers Partnership, LLC, a California limited liability company with approximately 2,200 RSF for the monthly rent of $9,020, commenced from March 1, 2015 for initial term of 24 months.

Litigation

From time to time we may become a party to litigation in the normal course of business.  Management believes that there are no current legal matters that would have a material effect on our financial position or results of operations.

Note 11 – Subsequent Events

On July 10, 2015, the Company issued 150,000 shares of the common stock for services.

We evaluated subsequent events after the balance sheet date through the date the condensed consolidated financial statements were issued. We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated condensed financial statements.

F-31

CONTENT CHECKED HOLDINGS, INC.

(F.K.A. VESTA INTERNATIONAL, CORP.) AND

CONTENT CHECKED, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Index to Unaudited Pro Form Consolidated Financial Statements

Unaudited Pro Forma Consolidated Financial Statements	F-33

Notes to Unaudited Pro Forma Consolidated Financial Statements	F-36

F-32

Content Checked Holdings, Inc.

(f.k.a. Vesta International, Corp.) and

Content Checked, Inc.

Unaudited Pro Forma Consolidated Financial Statements

(Introductory Note)

The unaudited pro forma consolidated balance sheet as of March 31, 2015, and the unaudited pro forma consolidated statements of operations for the fiscal year ended March 31, 2015, give effect to transactions by Content Checked Holdings, Inc. (formerly Vesta International, Corp.) (“Holdings”) and Content Checked, Inc., (“Content Checked”) occurring in connection with the Merger and include (a) the recapitalization of Holdings and spin-off of pre-Merger assets and liabilities, and conversion of Content Checked common into Holdings common stock, (b) the sale by Content Checked between August 2014 and April 2015 in a series of private placements to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes, (c) the sale by Content Checked on May 5, 2014 of a secured convertible promissory note in the amount of $250,000, and (d) the private placement of securities including conversion of such notes, all of which occurred on April 17, 2015, and are based on the historical financial statements of Content Checked, as if those transactions occurred on March 31, 2015 for purposes of the pro forma consolidated balance sheet, and on the first day of the respective periods for purposes of the pro forma consolidated statement of operations. These pro forma financial statements are also prepared using the Content Checked year-end of March 31.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what Content Checked actual results of operations or financial position would have been had the transactions actually been completed on or at the beginning of the indicated periods, and is not indicative of future results of operations or financial condition.

The historical financial information of Holdings for the fiscal year ended March 31, 2015 has been derived from the unaudited financial statements for such period. The unaudited pro forma consolidated financial information should be read in conjunction with Content Checked’s audited consolidated financial statements and notes thereto. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

F-33

Content Checked Holdings, Inc.

(f.k.a. Vesta International, Corp.) and

Content Checked, Inc.

Unaudited Condensed Combined Pro Forma Balance Sheets

Year Ended March 31, 2015

	Content Checked Holdings	Content Checked, Inc.	Combined	Proforma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash	$-	$1,246,197	$1,246,197	$166,700	(c)	$1,412,798
Other		3,000	3,000			3,000
Total Current Assets	-	1,249,197	1,249,197	166,700		1,415,897
Other Assets
Capitalized software, net	-	10,551	10,551	-		10,551
Total Assets	$-	$1,259,748	$1,259,748	$166,700		$1,426,448

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,140	$5,000	$7,140	$-		$7,140
Accrued liabilities	2,875	267,162	270,037	-		270,037
Secured note		250,000	250,000	(250,000	) (a)	-
Unsecured notes		1,403,450	1,403,450	(1,473,450	) (b)	(70,000)
Due to related party	-	597,242	597,242	-		597,242
Total Current Liabilities	5,015	2,522,854	2,527,869	(1,723,450)		804,419
Total Liabilities	5,015	2,522,854	2,527,869	(1,723,450)		804,419

Stockholders’ Equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized	-	-	-	-		-
Common stock, $0.001 par value, 250,000,000 shares authorized 30,573,200 shares issued and outstanding	30,573	-	30,573	333	(c)	34,622
			-	625	(a)
			-	3,341	(b)
			-	(24,400	) (d)
			-	24,000	(h)
			-	150	(i)
Common stock, no par value, 1,000,000 shares authorized 1,000,000 shares issued and outstanding		310,000	310,000	(310,000	) (c)	-
Additional paid in capital			-	24,400	(d)
	4,727	-	4,727	310,000	(e)	2,235,513
			-	(4,727	) (f)
			-	(35,588	) (g)
			-	166,367	(c)
			-	249,500	(a)
			-	1,470,109	(b)
			-	(24,000	) (h)
			-	74,850	(i)
Accumulated deficit	(40,315)	(1,573,106)	(1,613,421)	4,727	(f)	(1,648,106)
			-	35,588	(g)
			-	(75,000	) (i)
Total Combined Stockholders’ Equity	(5,015)	(1,263,106)	(1,268,121)	1,890,150		622,029
Total Liabilities and Stockholders’ Equity	$-	$1,259,748	$1,259,748	$166,700		$1,426,448

(a)	Reflects proceeds from the sale and conversion of the secured convertible bridge note totaling $250,000, and pro forma conversion into 625,000 common shares;
(b)	Reflects proceeds from the sale and conversion of unsecured convertible bridge notes totaling $1,403,450 at March 31, 2015, and $100,000 in April 2015, and their pro forma conversion to 3,118,778 common shares and 222,222 common shares, respectively;
(c)	Reflects proceeds from the pro forma sale of restricted common stock in the amount of $166,700, and issuance of 333,400 shares;
(d)	Reflects the pro forma recapitalization of Content Checked Holdings to adjust the par value to $0.001 per share for 30,173,202 shares of restricted Common Stock issued to Content Checked shareholders and to the 6,173,202 shares held by Holdings pre-Merger shareholders as if such recapitalization occurred at March 31, 2015. Also reflects the split-off of Holdings’ assets and liabilities, and the elimination of Holdings’ accumulated deficit for periods prior to the Merger into Content Checked for accounting purposes, and transferred to our pre-merger majority stockholders, in exchange for the surrender by them and cancellation of 24,400,000 shares of our common stock.
(e)	Pro forma elimination of Content Checked Inc. existing common stock
(f)	Pro forma elimination of Content Checked Holding additional paid in capital against its accumulated deficit
(g)	Pro forma elimination of remaining Content Checked holding deficit against Content Checked Inc. accumulated paid in capital
(h)	Pro forma issuance of common shares in the merged company to Content Checked former shareholder (24,000,000 shares)
(i)	Pro forma issuance of 150,000 shares of Holdings’ common stock to its Interim CFO, Treasurer and Secretary, in connection with the Merger.

F-34

Content Checked Holdings, Inc.

(f.k.a. Vesta International, Corp.) and

Content Checked, Inc.

Unaudited Condensed Combined Proforma Consolidated Statements of Operations

For the year ended March 31, 2015

	Content Checked Holdings	Content Checked, Inc.	Combined	Proforma Adjustments		Pro Forma Combined
Operating expenses:
Selling, general and administrative	23,233	1,172,077	1,195,310	75,000	i	1,270,310
Total operating expenses	23,233	1,172,077	1,195,310	75,000		1,270,310
Loss from operations	(23,233)	(1,172,077)	(1,195,310)	(75,000)		(1,270,310)
			-
Net loss	(23,233)	(1,172,077)	(1,195,310)	(75,000)		(1,270,310)

Net income (Loss) per common share — basic and diluted	$(0.00)	$(1.17)				$(0.04)

Weighted average common shares – basic and diluted	30,573,200	1,000,000				34,472,602

F-35

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1 - INTRODUCTION

The Merger, Offering and Other Related Transactions

On April 17, 2015, Content Checked entered into and executed several contemporaneous and related transactions (together, the “Transaction”), as described below.

Merger

On April 17, 2015 (the “Closing Date”), Content Checked Holdings, Inc. (formerly known as Vesta International, Corp.) (the “Company,” “Holdings,” “we,” “us” or “our”), Content Checked Acquisition Corp., a corporation formed in the State of Wyoming and a wholly owned subsidiary of the Company (“Acquisition Sub”), and Content Checked, Inc. (“Content Checked”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which closed on the same date. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Content Checked, which was the surviving corporation and thus became our wholly-owned subsidiary.

Pursuant to the Merger, we acquired the business of Content Checked to develop, market and sell a smartphone application designed for use by those who suffer from food allergies and intolerances.

At the closing of the Merger, each of the 1,000,000 shares of Content Checked’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 24 shares of our common stock, $0.001 par value per share (the “Common Stock”). As a result, an aggregate of 24,000,000 shares of our Common Stock were issued to the holders of Content Checked’s stock.

Upon the closing of the Merger, under the terms of a split-off agreement and a general release agreement, Holdings transferred all of its pre-Merger operating assets and liabilities to a newly formed wholly-owned special-purpose subsidiary (“Split-Off Subsidiary”), and transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to the pre-Merger majority stockholders of Holdings and the former officer and director of Holdings (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of all shares of Holdings’ common stock held by such stockholder (which will be cancelled and will resume the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities.

Holdings’ Articles of Incorporation were amended prior to the Merger to authorize the issuance of 250,000,000 shares of our Common Stock and 10,000,000 shares of our “blank check” preferred stock.

The Merger was treated as a recapitalization of the Company for financial accounting purposes. Content Checked will be considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Content Checked before the Merger in all future filings with the SEC.

The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Content Checked, as the accounting acquirer, will record the Merger as the acquisition of Content Checked Holdings, Inc., accompanied by a recapitalization, as the sellers of Content Checked effectively control the combined companies immediately following the transaction. As such, Content Checked is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is being treated as a reverse acquisition. Accordingly, the assets and liabilities and the historical operations that will be reflected in Holdings’ ongoing financial statements will be those of and will be recorded at the historical cost basis of Content Checked. Content Checked’s historical capital accounts and retained earnings will be retroactively adjusted to reflect the split-off of assets and liabilities, and the equivalent number of shares issued by it in the Transaction while Content Checked historical accumulated deficit will be carried forward.

In accordance with “reverse merger” accounting treatment, Holdings’ historical financial statements as of period end, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Content Checked prior to the Merger in all future filings with the SEC. This accounting is identical to that resulting from a reverse merger, except that no goodwill or other intangible assets are recorded. Merger costs (consisting of legal, accounting and other professional fees) have been reflected as a reduction of PPO proceeds in the pro forma financial statements. The Merger is intended to be treated as a tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement Offering

Concurrently with the closing of the Merger the Company held a closing of its PPO in which it sold $166,700 of shares of common stock at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted common stock.

150,000 shares of Holdings’ Common Stock will also be issued to Mr. Wells, our Interim CFO, Treasurer and Secretary, in connection with the Merger.

F-36

The Bridge Note Financings

Between August 2014 and April 2015, Content Checked offered and sold in a series of private placement to accredited investors an aggregate of $1,503,450 principal amount of its unsecured convertible promissory notes (the “Unsecured Bridge Notes”). The Unsecured Bridge Notes bore interest at 5% per annum and were payable between March 31, 2015 and April 30, 2015 (as applicable), subject to conversion as described below. Interest on the Unsecured Bridge Notes would have been payable at maturity; however, upon conversion of the Unsecured Bridge Notes as described below, accrued interest was forgiven.

Additionally, on May 5, 2014, Content Checked offered and sold in a private placement to an accredited investor $250,000 principal amount of its secured convertible promissory note (the “Secured Bridge Note”). The Secured Bridge Note bore interest at 5% per annum and was payable on March 31, 2015, subject to conversion as described below. Interest on the Secured Bridge Notes would have been payable at maturity; however, upon conversion of the Secured Bridge Notes as described below, accrued interest was forgiven. The Secured Bridge Note was secured by a priority security interest on all of the assets of Content Checked. This security interest terminated upon conversion of the Secured Bridge Note.

Upon the closing of the Merger and the PPO, the outstanding principal amount of the Unsecured Bridge Notes and Secured Bridge Note was automatically converted into shares of our common stock at a conversion price of $0.45 and $0.40 per share, respectively.

Note 2 - PRO FORMA PRESENTATION

General

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2015, and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended March 31, 2015 give effect to:

1)	the issuance of the convertible Unsecured Bridge Note between August 2014 and April 2015;

2)	the issuance of the convertible Secured Bridge Note on May 4, 2014;

3)	the Merger with Content Checked Holdings in exchange for stock of Content Checked;

4)	the closing of our PPO in which we sold $166,700 of shares of our Common Stock at a purchase price of $0.50 per share, which resulted in the issuance of 333,400 shares of our restricted Common Stock; and

5)	the effect of application of the par value of common shares.

as if those transactions occurred on March 31, 2015 for purposes of the pro forma condensed consolidated balance sheet, and on the first day of the respective period for purposes of the pro forma consolidated statement of operations.

Pro forma Adjustments

Adjustments to the accompanying unaudited pro forma condensed consolidated financial statements are as follows:

Balance Sheet

(a)	Reflects proceeds from the sale and conversion of the secured convertible bridge notes totaling $250,000;

(b)	Reflects proceeds from the sale and conversion of unsecured convertible bridge notes totaling $1,503,450 in connection with the closing of the Transaction, and $1,403,450 at March 31, 2015;

(c)	Reflects proceeds from the sale of shares of our Common Stock in the PPO in the amount of $166,700, and issuance of 333,400 shares related thereto;

(d)	Reflects the recapitalization of Content Checked Holdings to adjust the par value to $0.001 per share for 30,173,202 shares of our restricted Common Stock issued to Content Checked shareholders and to the 6,173,202 shares held by Holdings pre-Merger shareholders as if such recapitalization occurred at March 31, 2015. Also reflects the split-off of Holdings’ assets and liabilities, and the elimination of Holdings’ accumulated deficit for periods prior to the Merger into Content Checked for accounting purposes, and transferred to our pre-merger majority stockholders, in exchange for the surrender by them and cancellation of 24,400,000 shares of our common stock.

Statement of Operations

(e)	Eliminates Holdings expenses as if the Split-Off occurred at the beginning of the periods presented;

(h)	Eliminates interest expense on the Secured Bridge Note and Unsecured Bridge Notes since issuance and conversion were directly related to the Merger and PPO; and

(i)	The pro forma weighted average shares outstanding gives effect to the exchange of pre-Merger shares and the newly issued shares in the Merger as if the exchange and issuance occurred at the beginning of the periods presented.

F-37

CONTENT CHECKED HOLDINGS, INC.

8,331,808 Shares of Common Stock

PROSPECTUS

October 15, 2015